Exhibit 10.1

CREDIT AGREEMENT

dated as of

December 23, 2025

among

ORION GROUP HOLDINGS, INC.,
as Borrower,

The LENDERS Party Hereto,

and

UMB BANK, N.A.,
as Administrative Agent and Issuing Bank

UMB BANK, N.A. and BANK OZK,
as Joint Lead Arrangers

UMB BANK, N.A.,
as Sole Bookrunner

TABLE OF CONTENTS

Page

Article I DEFINITIONS1

Section 1.01 Defined Terms1

Section 1.02 Terms Generally39

Section 1.03 Accounting Terms; Changes in GAAP39

Section 1.04 Rates40

Section 1.05 Divisions40

Section 1.06 Letter of Credit Amounts40

Section 1.07 Times of Day40

Article II COMMITMENTS AND CREDIT EXTENSIONS40

Section 2.01 Commitments40

Section 2.02 Loans and Borrowings41

Section 2.03 Borrowing Requests42

Section 2.04 Swingline Loans42

Section 2.05 Letters of Credit43

Section 2.06 Funding of Borrowings49

Section 2.07 Interest Elections50

Section 2.08 Prepayments51

Section 2.09 Termination or Reduction of Commitments53

Section 2.10 Repayment of Loans54

Section 2.11 Interest54

Section 2.12 Fees55

Section 2.13 Evidence of Debt57

Section 2.14 Payments Generally; Several Obligations of Lenders57

Section 2.15 Sharing of Payments58

Section 2.16 Compensation for Losses59

Section 2.17 Increased Costs59

Section 2.18 Taxes60

Section 2.19 Inability to Determine Rates63

Section 2.20 Illegality64

Section 2.21 Mitigation Obligations; Replacement of Lenders64

Section 2.22 Cash Collateral66

Section 2.23 Defaulting Lenders67

Section 2.24 Benchmark Replacement Setting69

Section 2.25 Increase in Acquisition Term Loan Facility70

Article III REPRESENTATIONS AND WARRANTIES71

Section 3.01 Existence, Qualification and Power71

Section 3.02 Authorization; No Contravention72

Section 3.03 Governmental Authorization; Other Consents72

Section 3.04 Execution and Delivery; Binding Effect72

Section 3.05 Financial Statements; No Material Adverse Effect72

Section 3.06 Litigation73

Section 3.07 No Material Adverse Effect; No Default73

Section 3.08 Property73

Section 3.09 Taxes73

Section 3.10 Disclosure73

Section 3.11 Compliance with Laws74

Section 3.12 ERISA Compliance74

Section 3.13 Environmental Matters75

Section 3.14 Margin Regulations75

Section 3.15 Investment Company Act75

Section 3.16 Sanctions; Anti-Corruption75

Section 3.17 Solvency76

Section 3.18 Beneficial Ownership Certification76

Section 3.19 Subsidiaries and Ventures76

Section 3.20 Intentionally Deleted76

Section 3.21 Vessel Charters76

Section 3.22 Citizenship76

Section 3.23 Flag Jurisdiction; Collateral Vessel Tracking Devices76

Article IV CONDITIONS77

Section 4.01 Closing Date77

Section 4.02 Conditions to All Credit Extensions80

Article V AFFIRMATIVE COVENANTS82

Section 5.01 Financial Statements82

Section 5.02 Certificates; Other Information83

Section 5.03 Notices84

Section 5.04 Preservation of Existence, Etc85

Section 5.05 Maintenance of Properties85

Section 5.06 Maintenance of Insurance86

Section 5.07 Payment of Obligations86

Section 5.08 Compliance with Laws86

Section 5.09 Environmental Matters86

Section 5.10 Books and Records86

Section 5.11 Inspection Rights86

Section 5.12 Use of Proceeds87

Section 5.13 Sanctions; Anti-Corruption Laws87

Section 5.14 Additional Beneficial Ownership Certification87

Section 5.15 Depository Relationship87

Section 5.16 Further Assurances87

Section 5.17 Liens on Real Estate87

Section 5.18 Post-Closing Covenant88

Article VI NEGATIVE COVENANTS88

Section 6.01 Indebtedness88

Section 6.02 Liens89

Section 6.03 Fundamental Changes91

Section 6.04 Dispositions91

Section 6.05 Restricted Payments93

Section 6.06 Investments93

Section 6.07 Transactions with Affiliates94

Section 6.08 Certain Restrictive Agreements94

Section 6.09 Changes in Fiscal Periods94

Section 6.10 Changes in Nature of Business94

Section 6.11 Restriction on Use of Proceeds94

Section 6.12 Financial Covenants94

Section 6.13 Sanctions; Anti-Corruption Use of Proceeds95

Section 6.14 Payment of Subordinated Indebtedness95

Section 6.15 Subsidiaries95

Section 6.16 Amendments of Certain Documents95

Section 6.17 No Documentation of Undocumented Collateral Vessels95

Article VII EVENTS OF DEFAULT96

Section 7.01 Events of Default96

Section 7.02 Application of Payments99

Article VIII AGENCY100

Section 8.01 Appointment and Authority100

Section 8.02 Rights as a Lender or Issuing Bank101

Section 8.03 Exculpatory Provisions101

Section 8.04 Reliance by Administrative Agent102

Section 8.05 Delegation of Duties102

Section 8.06 Resignation of Administrative Agent103

Section 8.07 Non-Reliance on Administrative Agent, Issuing Bank and Other Lenders104

Section 8.08 No Other Duties104

Section 8.09 Administrative Agent May File Proofs of Claim104

Section 8.10 Certain ERISA Matters105

Section 8.11 Erroneous Payments106

Section 8.12 Collateral and Guaranty Matters108

Section 8.13 Bank Product Agreements108

Article IX MISCELLANEOUS109

Section 9.01 Notices; Public Information109

Section 9.02 Waivers; Amendments111

Section 9.03 Expenses; Indemnity; Damage Waiver113

Section 9.04 Successors and Assigns115

Section 9.05 Survival119

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution119

Section 9.07 Severability120

Section 9.08 Right of Setoff120

Section 9.09 Governing Law; Jurisdiction; Etc120

Section 9.10 WAIVER OF JURY TRIAL121

Section 9.11 Headings121

Section 9.12 Treatment of Certain Information; Confidentiality122

Section 9.13 PATRIOT Act122

Section 9.14 Interest Rate Limitation122

Section 9.15 Payments Set Aside123

Section 9.16 No Advisory or Fiduciary Responsibility123

Section 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions124

Section 9.18 Acknowledgement Regarding Any Supported QFCs124

Section 9.19 Cashless Settlement125

Section 9.20 Commodity Exchange Act Keepwell Provisions125

Section 9.21 NOTICE OF FINAL AGREEMENT126

SCHEDULES

SCHEDULE 2.01-Commitments and Lenders
SCHEDULE 3.03-Governmental Authorization; Other Consents
SCHEDULE 3.06-Litigation
SCHEDULE 3.19(a)-Subsidiaries and Ventures
SCHEDULE 3.19(b)-Excluded Subsidiaries
SCHEDULE 3.21-Vessel Charters
SCHEDULE 5.17-Post-Closing Covenant
SCHEDULE 6.01-Existing Indebtedness
SCHEDULE 6.02-Existing Liens
SCHEDULE 6.06-Existing Investments
SCHEDULE 6.07-Transactions with Affiliates

EXHIBITS

EXHIBIT A-Assignment and Assumption
EXHIBIT B-Tax Forms
EXHIBIT C-Form of Borrowing Request
EXHIBIT D-Form of Interest Election Request
EXHIBIT E-Form of Compliance Certificate
EXHIBIT F-Form of Revolving Note
EXHIBIT G-Form of Equipment Term Note
EXHIBIT H-Form of Acquisition Term Note
EXHIBIT I-Form of Borrowing Base Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of December 23, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among ORION GROUP HOLDINGS, INC., a Delaware corporation, as Borrower, the Lenders party hereto, and UMB BANK, N.A., a national banking association, as Administrative Agent and Issuing Bank.

Borrower (as defined below) has requested that the Lenders and Issuing Bank extend credit to Borrower, and the Lenders and Issuing Bank are willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS
Section 1.01Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.50%) and (c) Term SOFR for a one-month tenor in effect on such day plus one percent (1.00%).  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceptable Equipment Loan Vessel” means either a Documented Collateral Vessel or an Undocumented Collateral Vessel that is acceptable to Administrative Agent and is financed with an Equipment Term Loan.

“Acquired Indebtedness” means (a) with respect to any Person that becomes a Subsidiary of Borrower after the Closing Date in a Permitted Acquisition, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of Borrower that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Borrower, and (b) with respect to Borrower or any Subsidiary of Borrower, any Indebtedness of a Person (other than Borrower or a Subsidiary of Borrower) existing at the time such Person is merged with or into Borrower or a Subsidiary of Borrower in a Permitted Acquisition, or Indebtedness expressly assumed by Borrower or any Subsidiary of Borrower in connection with the acquisition of an asset or assets from another Person in a Permitted Acquisition, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Acquisition Consideration” means the consideration given by Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (excluding Equity Interests) or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Borrower or any of its Subsidiaries.

“Acquisition Term Loan” means a loan made by an Acquisition Term Loan Lender to Borrower pursuant to Section 2.01(b).

“Acquisition Term Loan Availability Period” means the period from and including the Closing Date to but excluding the Acquisition Term Loan Commitment Termination Date.

“Acquisition Term Loan Borrowing” means a borrowing consisting of simultaneous Acquisition Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Acquisition Term Loan Lenders.

“Acquisition Term Loan Commitment” means with respect to each Acquisition Term Loan Lender on any date, the commitment of such Lender to make an Acquisition Term Loan if such Loan is required to be disbursed on such date, as such commitment may be reduced or increased from time to time pursuant to Section 9.04 or reduced from time to time pursuant to Section 2.09.  The initial amount of such Lender’s Acquisition Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Acquisition Term Loan Commitment, as applicable.  On the Closing Date, the aggregate amount of all Acquisition Term Loan Commitments is $40,000,000.00.

“Acquisition Term Loan Commitment Fee” has the meaning specified in Section 2.12(c).

“Acquisition Term Loan Commitment Termination Date” means June 23, 2030 (except that, if such date is not a Business Day, the Acquisition Term Loan Commitment Termination Date shall be the next preceding Business Day).

“Acquisition Term Loan Exposure” means, as to any Acquisition Term Loan Lender at any time, the Outstanding Amount of the Acquisition Term Loans of such Lender at such time.

“Acquisition Term Loan Facility” means the Acquisition Term Loan Commitments and all Borrowings thereunder, as the same may be increased pursuant to Section 2.25.

“Acquisition Term Loan Lender” means the Persons listed on Schedule 2.01 holding an Acquisition Term Loan Commitment or Acquisition Term Loans and any other Person that shall have become party hereto holding an Acquisition Term Loan Commitment or Acqusition Term Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding an Acquisition Term Loan Commitment or Acquisition Term Loans pursuant to an Assignment and Assumption.

“Acquisition Term Loan Maturity Date” means December 23, 2030 (except that, if such date is not a Business Day, the Acquisition Term Loan Maturity Date shall be the next preceding Business Day).

“Acquisition Term Note” means a promissory note of Borrower payable to an Acquisition Term Loan Lender evidencing the Acqusition Term Loans made by such Acquisition Term Loan Lender, in substantially the form of Exhibit H.

“Administrative Agent” means UMB Bank, N.A., a national banking association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as Administrative Agent may from time to time notify to Borrower, Issuing Bank and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).

“Agreement” has the meaning specified in introductory paragraph hereof, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, (a) with respect to any Revolving Lender, the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment at such time; provided, however, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, (b) with respect to any Equipment Term Loan Lender, the percentage of the total Equipment Term Loan Commitments of all Equipment Term Loan Lenders represented by such Lender’s Equipment Term Loan Commitment at such time; provided, however, that if the Equipment Term Loan Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total Outstanding Amount of Equipment Term Loans of all Equipment Term Loan Lenders represented by the aggregate Outstanding Amount of Equipment Term Loans of such Lender at such time, and (c) with respect to any Acquisition Term Loan Lender, the percentage of the total Acquisition Term Loan Commitments of all Acquisition Term Loan Lenders represented by such Lender’s Acquisition Term Loan Commitment at such time; provided, however, that if the Acquisition Term Loan Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total Outstanding Amount of Acquisition Term Loans of all Acquisition Term Loan Lenders represented by the aggregate Outstanding Amount of Acquisition Term Loans of such Lender at such time.

“Applicable Rate” means, in respect of any Facility, as to the Commitment Fees and L/C Fees payable hereunder or any SOFR Loan or ABR Loan, as the case may be, until the first Pricing Date, the applicable percentages per annum shown opposite Pricing Level 2 as set forth below, and thereafter from one Pricing Date to the next the Applicable Rate means the applicable percentages per annum determined in accordance with the following schedule:

Pricing Level	Consolidated Senior Leverage Ratio	SOFR Loans	ABR Loans	L/C Fees	Commitment Fee
1	< 1.25 to 1.00	2.50%	1.50%	1.50%	0.20%
2	≥ 1.25 to 1.00 but < 2.25 to 1.00	2.75%	1.75%	1.50%	0.20%
3	≥ 2.25	3.00%	2.00%	1.50%	0.20%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after March 31, 2026, the date on which Administrative Agent is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 5.01.  The Applicable Rate shall be established based on the Consolidated Senior Leverage Ratio for the most recently completed fiscal quarter and the Applicable Rate established on a Pricing Date shall remain in effect until the next Pricing Date.  If Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 5.01, until such financial statements and audit report are delivered, the Applicable Rate shall be the highest Applicable Rate (i.e., Pricing Level 3 shall apply).  If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Rate established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Rate established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by Administrative Agent in accordance with the foregoing shall be conclusive and binding on Borrower and the Lenders absent manifest error.

If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Administrative Agent determines that (a) the Consolidated Senior Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Senior Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of any Event of Default described in Section 7.01(g) or (h) with respect to Borrower has occurred and is continuing, automatically and without further action by Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or the Issuing Bank, as the case may be, under any other provision of the Loan Documents.  Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means (i) UMB Bank, N.A., a national banking association, in its capacity as joint lead arranger and sole bookrunner, and (ii) Bank OZK, in its capacity as joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Assignments” means, collectively, the Charter Assignments, if any, and Insurance Assignments.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain agreements entered into from time to time between any Obligated Party and a Bank Product Provider in connection with any Bank Products, including, without limitation, Swap Contracts.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligated Party to any Bank Product Provider pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligated Party is obligated to reimburse to any Bank Product Provider as a result of such Bank Product Provider purchasing participations or executing indemnities or reimbursement obligations with respect to Bank Products provided to any Obligated Party pursuant to Bank Product Agreements.  For the avoidance of doubt, Bank Product Obligations arising under any Swap Contract shall be determined by the Swap Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with any Obligated Party by any Bank Product Provider consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank Product Provider, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Swap Contracts.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a)Daily Simple SOFR; or
(b)the sum of:  (i) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Index Floor, the Benchmark Replacement will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark

(or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Orion Group Holdings, Inc., a Delaware corporation.

“Borrowing” means an Equipment Term Loan Borrowing, an Acquisition Term Loan Borrowing, a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Borrowing Base” means, at any time, an amount equal to the lesser of (a) eighty percent (80%) of the net orderly liquidation value of Borrower’s and its Subsidiaries’ Eligible Equipment, as determined annually by an appraisal delivered pursuant to Section 5.02(c), and (b) sixty percent (60%) of the fair market value of Borrower’s and its Subsidiaries’ Eligible Equipment, as determined annually by an appraisal delivered pursuant to Section 5.02(c).

“Borrowing Base Assets” means the assets and other property of Borrower and its Subsidiaries included in the most recent calculation of the Borrowing Base pursuant to Section 5.02(d).

“Borrowing Base Certificate” means a certificate setting forth the Borrowing Base, substantially in the form of Exhibit I attached hereto, prepared by and certified by a Responsible Officer of Borrower.

“Borrowing Request” means (a) a request for an Equipment Term Loan Borrowing, (b) a request for an Acquisition Term Loan Borrowing, (c) a request for a Revolving Borrowing or (d) a request for a Swingline Borrowing, which in each case shall be substantially in the form of Exhibit C, properly completed and signed by a Responsible Officer of Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Expenditure” means any expenditure by a Person for (a) an asset which will be used in any year subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP, (b) an asset relating to or acquired in connection with an acquired business, and (c) any and all acquisition costs related to clauses (a) or (b) above.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.

“Caribbean Islands” means Anguilla, Antigua, Barbuda, Aruba, the Bahamas, Barbados, the Cayman Islands, Cuba, Curaçao, Dominica, the Dominican Republic, Grenada, Haiti, Jamaica, Montserrat, Saint Barthelemy, Saint Kitts and Nevis, Saint Lucia, Saint Martin, Saint Vincent and the Grenadines, Sint Maarten, Trinidad and Tobago, Turks and Caicos Islands, and the British Virgin Islands.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent,

for the benefit of one or more of Issuing Bank or Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and Issuing Bank.  “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Certificate of Documentation” means Form CG1270 issued for each Collateral Vessel flagged in the United States, as issued by the Director of the NVDC.

“Change in Circumstances” has the meaning specified in Section 5.11.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued or implemented.

“Change of Control” means an event or series of events by which:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Charter” means, in relation to a Collateral Vessel, any bareboat, demise, time or consecutive voyage charter or contract of affreightment in respect of that Collateral Vessel for a term which exceeds, or which by virtue of any optional extensions (including any back-to-back terms under successive bareboat, demise, time or voyage charters with the same charterer) may exceed, six (6) months.

“Charter Assignment” means, in relation to a Collateral Vessel, an assignment of the Charter for such Collateral Vessel, in form and substance satisfactory to Administrative Agent.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code in which Borrower or any Subsidiary or direct or indirect owner of Borrower or any Subsidiary is a “United States shareholder” within the meaning of Section 951(b) of the Code; provided, however, for the purposes of this Agreement and any other Loan Document, Orion Marine Construction Bahamas, LLC or any Subsidiary thereof, shall not be treated as a CFC.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Equipment Term Loans, Acquisition Term Loans, Revolving Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) Equipment Term Loan Exposure or Equipment Term Loan Commitment, (b) Acquisition Term Loan Exposure or Acquisition Term Loan Commitment or (c) Revolving Credit Exposure or Revolving Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means substantially all of the property of Borrower and its Subsidiaries as described in the Security Documents (including 100% of the Equity Interests of each Domestic Subsidiary of Borrower), together with any other property and collateral described in the Security Documents, including, among other things, any other property which may now or hereafter secure the Obligations or any part thereof.

“Collateral Account” has the meaning specified in Section 2.05(k).

“Collateral Vessels” means (a) the Initial Collateral Vessels, and (b) each Acceptable Equipment Loan Vessel financed with an Equipment Term Loan; provided, that Schedule 3.21 is automatically updated to include any Collateral Vessel acquired after the Closing Date without any further action on the part of Administrative Agent.

“Collateral Vessel Mortgage” means any first preferred ship mortgage or first preferred fleet mortgage duly executed by the applicable Collateral Vessel Owner that owns the Documented Collateral Vessel(s) subject to such mortgage, in favor of UMB Bank, N.A., a national banking association, as security trustee and mortgagee (together with its successors and assigns, the “Mortgagee”), for the benefit of Secured Parties, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Vessel Owner” means the Obligated Party that owns a Collateral Vessel.

“Commitment” means a Revolving Commitment, an Equipment Term Loan Commitment or an Acquisition Term Loan Commitment, as the context may require (and collectively, the “Commitments”).

“Commitment Fee” means, individually and collectively as context may require, the Acquisition Term Loan Commitment Fee, Equipment Term Loan Commitment Fee and the Revolving Commitment Fee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 9.01(d)(ii).

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for income taxes, (c) depreciation expense, (d) amortization expense, (e) non-cash stock based compensation, (f) one-time out-of-pocket transaction fees and expenses incurred in connection with the consummation of the Transactions in the amount of $3,000,000.00, plus other reasonable and documented costs and expenses incurred in connection with the consummation of the Transactions and paid within 90 days of the Closing Date in an aggregate amount not to exceed $250,000.00, (g) fees and out-of-pocket expenses incurred after the Closing Date in connection with this Agreement or the Loan Documents, including any amendments, waivers, or other modifications hereof or thereof, (h) fees and reasonable and documented out-of-pocket expenses incurred in connection with any consummated Permitted Acquisition in an amount not to exceed $2,000,000 for each such

Permitted Acquisition, (i) reasonable, documented and non-recurring expenses related to ERP system implementation incurred prior to December 31, 2026, in an amount not to exceed $2,000,000, (j) unusual or non-recurring charges, expenses or losses approved by Administrative Agent (including for the avoidance of doubt, severance payments made to officers, directors or employees), and (k) other non-cash charges, expenses or losses approved by Administrative Agent (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) any non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) or any non-cash losses decreasing Consolidated Net Income for such period as approved by Administrative Agent in its sole discretion and (ii) any gains realized from the disposition of property outside of the Ordinary Course of Business, all as determined on a consolidated basis.

For the purpose of calculating Consolidated EBITDA for any period, (x) if during such period Borrower or any Subsidiary shall have consummated an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such period, and (y) all Consolidated Net Income of Excluded Subsidiaries shall be excluded other than (i) without duplication and to the extent deducted in determining Consolidated Net Income for such period, cash distributions to Borrower or any other Obligated Party from any Excluded Subsidiaries, not limited by the net income incurred in that period, and (ii) as approved by Administrative Agent in its sole discretion.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended minus the sum of (i) cash Taxes of Borrower and its Subsidiaries for such period, (ii) Restricted Payments paid by Borrower and its Subsidiaries as permitted by Section 6.05 for such period, (iii) cash maintenance Capital Expenditures of Borrower and its Subsidiaries for such period (excluding capitalized ERP investments incurred prior to December 31, 2026, in an amount not to exceed $6,000,000), and (iv) Investments in Excluded Subsidiaries permitted by this Agreement for such period (other than Investments funded with the proceeds of Revolving Loans), to (b) the sum of (i) the aggregate amount of scheduled principal payments all outstanding Indebtedness of Borrower and its Subsidiaries (including, without limitation, Subordinated Indebtedness) for such period, and (ii) cash Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capitalized Leases) net of total interest income of Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries on a consolidated basis; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a consolidated basis on such date minus any Subordinated Indebtedness of Borrower and its Subsidiaries.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Extension” means (a) a Borrowing or (b) an L/C Credit Extension.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum (provided, that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Loans may not be converted to, or continued as, SOFR Loans, pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR Loans in the case of overdue interest or fee plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent or Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent, Borrower, or, to the extent Issuing Bank has outstanding L/C Obligations at such time, Issuing Bank, to confirm in writing to Administrative Agent, Issuing Bank or Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent, Issuing Bank or Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to Borrower, Issuing Bank, each Swingline Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the latest Maturity Date; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documented Collateral Vessel” means any Collateral Vessel that has been issued a Certificate of Documentation.

“Dollar” and “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Borrower incorporated or organized under the Laws of the United States of America, or any state or political subdivision thereof, or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation,” as defined under Section 957 of the Code, in each case provided such Subsidiary is directly owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” means any or all of them.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Eligible Equipment” means, at any time, all Equipment (including Collateral Vessels) of Borrower and its Subsidiaries, other than the following:

(a)any Equipment for which Borrower or its Subsidiary does not have good and marketable title;
(b)any Equipment with respect to which Administrative Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien in such Equipment (subject to Permitted Liens); provided, that, solely with respect to Titled Collateral Vessels, such Lien shall not be required to be perfected except as required by clause (l) below;
(c)any Equipment that is not in good working order and condition (ordinary wear and tear excepted);
(d)any Equipment that is not used or held for use by Borrower or its Subsidiary in the Ordinary Course of Business;
(e)any Equipment that Administrative Agent determines, in its Permitted Discretion, is obsolete, unsaleable, damaged, defective or unfit for use or operation;
(f)any Equipment that constitutes “fixtures” (as defined in the Uniform Commercial Code);
(g)any Equipment located outside of the United States, any territory of the United States or United States territorial waters;

(h)any Equipment located at location not permitted by Section 4.4 of the Security Agreement;
(i)any Equipment for which the full purchase price has not yet been paid by Borrower or its Subsidiary;
(j)any Equipment that is not insured in accordance with the standards set forth in Section 5.06;
(k)any Equipment that is subject to any agreement which restricts the ability of Borrower or its Subsidiary to use, sell, transport or dispose of such Equipment or which restricts Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment;
(l)any Equipment that constitutes Titled Collateral Vessels to the extent such Equipment exceeds an aggregate fair market value of $2,500,000 unless Administrative Agent, for the benefit of the Secured Parties, has a perfected first priority Lien in such Equipment (subject to Permitted Liens);
(m)any Equipment that is otherwise not acceptable in the Permitted Discretion of Administrative and the Required Revolving Lenders.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means (a) any registration, permit, license, consent, authorization, approval or identification number issued, required, or given, under any Environmental Law and (b) the filing of any notification, report or assessment required under any Environmental Law.

“Equipment” shall have the meaning assigned to such term in the UCC on the Closing Date.

“Equipment Term Loan” means a loan made by an Equipment Term Loan Lender to Borrower pursuant to Section 2.01(b).

“Equipment Term Loan Amortization” means, with respect to each Equipment Term Loan Borrowing, a five (5) to twenty (20) year straight-line amortization, as selected by Administrative Agent in its Permitted Discretion based on the life of the applicable Equipment purchased with the proceeds of such Equipment Term Loan Borrowing.

“Equipment Term Loan Availability Period” means the period from and including the

Closing Date to but excluding the Equipment Term Loan Commitment Termination Date.

“Equipment Term Loan Borrowing” means a borrowing consisting of simultaneous Equipment Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Equipment Term Loan Lenders.

“Equipment Term Loan Commitment” means with respect to each Equipment Term Loan Lender on any date, the commitment of such Lender to make an Equipment Term Loan if such Loan is required to be disbursed on such date, as such commitment may be reduced or increased from time to time pursuant to Section 9.04 or reduced from time to time pursuant to Section 2.09.  The initial amount of such Lender’s Equipment Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Equipment Term Loan Commitment, as applicable.  On the Closing Date, the aggregate amount of all Equipment Term Loan Commitments is $20,000,000.00.

“Equipment Term Loan Commitment Fee” has the meaning specified in Section 2.12(b).

“Equipment Term Loan Commitment Termination Date” means December 23, 2026 (except that, if such date is not a Business Day, the Equipment Term Loan Commitment Termination Date shall be the next preceding Business Day).

“Equipment Term Loan Exposure” means, as to any Equipment Term Loan Lender at any time, the Outstanding Amount of the Equipment Term Loans of such Lender at such time.

“Equipment Term Loan Facility” means the Equipment Term Loan Commitments and all Borrowings thereunder.

“Equipment Term Loan Lender” means the Persons listed on Schedule 2.01 holding an Equipment Term Loan Commitment or Equipment Term Loans and any other Person that shall have become party hereto holding an Equipment Term Loan Commitment or Acqusition Term Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding an Equipment Term Loan Commitment or Equipment Term Loans pursuant to an Assignment and Assumption.

“Equipment Term Loan Maturity Date” means December 23, 2030 (except that, if such date is not a Business Day, the Equipment Term Loan Maturity Date shall be the next preceding Business Day).

“Equipment Term Note” means a promissory note of Borrower payable to an Equipment Term Loan Lender evidencing the Equipment Term Loans made by such Equipment Term Loan Lender, in substantially the form of Exhibit G.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (j) the engagement by Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning specified in Section 8.11(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Event of Loss” means any of the following events:  (a) the actual or constructive total loss of a Collateral Vessel or the agreed, arranged or compromised total loss of a Collateral Vessel or (b) the arrest, capture, detention, condemnation, confiscation, expropriation, requisition for title and not hire, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel, other than an arrest, capture, seizure or detention of a Collateral Vessel, where such arrest, capture, seizure or detention did not last for longer than forty-five (45) days and such Collateral Vessel was redelivered to the full and unconditional control of the applicable Collateral Vessel Owner in substantially the same condition such Collateral Vessel was in prior to such arrest, capture, seizure or detention.  An Event of Loss shall be deemed to have occurred (such date, the “Event of Loss Date”):  (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or, if that is not known, at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged or agreed total loss of a Collateral Vessel, at the time and on the date on which notice claiming the loss of the Collateral Vessel is given to the insurers (or, if earlier, the date of such total loss as agreed to by the relevant insurers or indemnitors of such Collateral Vessel); or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Excluded Equity Issuance” means (a) in the event that Borrower or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to Borrower or such Subsidiary, as applicable, (b) the issuance of Equity Interests by Borrower in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition (including the issuance of Equity Interests by Borrower to the seller in a Permitted Acquisition) or to finance any Capital Expenditures to the extent permitted under this Agreement or as consideration for any Permitted Investment, (c) the issuance of Equity Interests by Borrower (i) pursuant to the exercise of options or warrants, (ii) pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (iii) issued, sold or granted in lieu of paying management fees or consulting fees in cash, or (iv) to any member of management, officer, independent director or employee of Borrower or any Subsidiary, (d) the issuance of any director's qualifying shares, and (e) the issuance of Equity Interests that is a Restricted Payment permitted by Section 6.05.

“Excluded Subsidiary” means each (a) CFC, (b) Foreign Subsidiary, (c) Strategic Joint Venture, and (d) Immaterial Domestic Subsidiary.

“Excluded Swap Obligation” means, with respect to any Obligated Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Obligated Party of, or the grant by such Obligated Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligated Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Obligated Party and any and all Guarantees of such Obligated Party’s Swap Obligations by Borrower or any other Guarantor) at the time the Guarantee of such Obligated Party, or a grant by such Obligated Party of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Receipt” means any Net Cash Proceeds received by Borrower or any of its Subsidiaries outside the Ordinary Course of Business, including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries or (ii) received by Borrower or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), (e) any purchase price adjustment received in connection with any purchase agreement, other than any working capital adjustment in connection with any Permitted Acquisition, (f) reversions, (g) proceeds of insurance, and (h) condemnation awards (and payments in lieu thereof).

“Facility” means the Revolving Facility, the Equipment Term Loan Facility or the Acquisition Term Loan Facility (and collectively, the “Facilities”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.16(b).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0.00%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means, collectively, (a) the fee letter dated as of the Closing Date, by and among Borrower and Administrative Agent, and (b) any other fee letter among Borrower and Administrative Agent and/or Arranger concerning fees to be paid by Borrower in connection with this Agreement, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.  By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent and/or Arranger may elect to treat as confidential and not share with Lenders any Fee Letter executed from time to time in connection with this Agreement.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, including, for the avoidance of doubt, any vice president of finance.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Subsidiary” means any Subsidiary of Borrower other than a Domestic Subsidiary, and “Foreign Subsidiaries” means any or all of them.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiary Guarantors and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means, individually or collectively as the context requires, that certain Unconditional Guaranty, dated as of the Closing Date, executed and delivered by each Guarantor party thereto in favor of Administrative Agent, for the benefit of the Secured Parties, and any other written guaranty of a Guarantor in favor of Administrative Agent, for the benefit of the Secured Parties, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates,

asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Illegality Notice” has the meaning specified in Section 2.20.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary so long as such Domestic Subsidiary (a) owns less than $25,000 in assets and other property, and (b) exists solely for administrative purposes.

“Incremental Facility” has the meaning specified in Section 2.25.

“Incremental Facility Effective Date” has the meaning specified in Section 2.25.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness; (g) all obligations of such Person in respect of Disqualified Equity Interests; and (h) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Index Floor” means a rate of interest equal to zero percent (0.00%).

“Information” has the meaning specified in Section 9.12.

“Initial Collateral Vessel” means each of the vessels listed on Schedule 3.21 attached hereto, including their engines, boilers, cranes, machinery, cables, chains, masts, riggings, tackle, fittings, tools, pumps and pumping equipment, boats, anchors, apparel, spare and replacement parts, gear, furniture, capstans, outfit, gears, furnishing, appliances and all other equipment and appurtenances thereunto now or at any time hereinafter, appertaining and belonging, whether now owned or hereafter acquired, whether on board or ashore, and all additions, improvements and replacements hereafter made in or to said vessels or any part or appurtenance or equipment thereof.

“Insurances” means all policies and contracts of insurance (whether issued in the commercial market or by the United States), including all entries of a Collateral Vessel in a protection and indemnity or war risks association or club, as applicable, which are from time to time taken out or entered into in respect of a Collateral Vessel and all premium rebates, all other rights and benefits with respect thereto and all proceeds thereof.

“Insurance Assignment” means, in relation to a Collateral Vessel, an assignment of the Insurances, in form and substance satisfactory to Administrative Agent.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit D, properly completed and signed by a Responsible Officer of Borrower.

“Interest Payment Date” means (a) as to any ABR Loan, the first (1st) calendar day of each calendar month and the applicable Maturity Date, (b) as to any SOFR Loan, the last day of each Interest Period therefor and the applicable Maturity Date and (c) as to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Revolving Commitment Termination Date.

“Interest Period” means, (a) as to any Acquistion Term Loan Borrowing, the period commencing on the date of such Acquisition Term Loan Borrowing and ending on the first (1st) calendar day of the following month; provided, that (i) no Interest Period in respect of any Loan or Borrowing under any Facility shall extend beyond the applicable Maturity Date of such Facility and (ii) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request; and (b) as to any other Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is thirty (30) days thereafter (subject to the availability thereof); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period in respect of any Loan or Borrowing under any Facility shall extend beyond the applicable Maturity Date of such Facility and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means UMB Bank, N.A., a national banking association (through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder.  Issuing Bank may, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the regulations promulgated thereunder by the U.S. government and its practices enforcing, administering and interpreting such statutes and regulations in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels engaged in the U.S. Coastwise Trade.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by Borrower or a Subsidiary with or in favor of Issuing Bank and relating to such Letter of Credit.

“L/C Fee” has the meaning specified in Section 2.12(d).

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.  The L/C Obligations of any Revolving Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Borrower and each Revolving Lender shall remain in full force and effect until Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $7,500,000.00 and (b) the total amount of the Revolving Commitments.  The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lender” means a Revolving Lender, an Equipment Term Loan Lender or an Acquisition Term Loan Lender, as the context may require.

“Letter of Credit” means any standby letter of credit issued hereunder.  Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation.  For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of Issuing Bank) that is supported by a Letter of Credit issued by Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan, an Equipment Term Loan or an Acquisition Term Loan (including any Incremental Facility), as the context may require.

“Loan Documents” means, collectively, this Agreement, the Notes, each Guaranty, the Security Documents, the L/C Documents, the Master Intercompany Note, the Fee Letters, each Subordination Agreement, any agreement creating or perfecting rights in the Cash Collateral pursuant to the provisions of Section 2.22 and any other documents entered into in connection herewith or therewith; provided, that the term “Loan Documents” shall not include any Letters of Credit issued pursuant to this Agreement or any Bank Product Agreement.

“Major Casualty” means, with respect to a Collateral Vessel, a casualty to such Collateral Vessel in respect of which the claim or the aggregate of the claims, before adjustment for any deductible, exceeds $1,000,000 or the equivalent in any other currency.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Master Intercompany Note” means that certain Master Intercompany Note dated as of the Closing Date among the Obligated Parties, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of Borrower or any other Obligated Party to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against Borrower or any other Obligated Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Administrative Agent or Issuing Bank or any Lender under any Loan Document.

“Materiality Threshold” means $1,000,000.

“Maturity Date” means the Revolving Commitment Termination Date, the Equipment

Term Loan Maturity Date or the Acquisition Term Loan Maturity Date, as context may require.

“Maximum Rate” has the meaning specified in Section 9.14.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of Issuing Bank with respect to all Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and Issuing Bank in their sole discretion.

“Mortgagee” has the meaning specified in the definition of Collateral Vessel Mortgage.

“Mortgage” means each mortgage, deed of trust, deed to secure debt or other instrument executed by an Obligated Party for the benefit of Administrative Agent relating to one or more of the Real Estate, which Mortgage shall be in form and substance acceptable to Administrative Agent, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions or has any liability.

“Multiple Employer Plan” means a Plan with respect to which Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)with respect to the Disposition of any asset by any Person, or any Extraordinary Receipt received by or paid to the account of any Person, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition or Extraordinary Receipt (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition or Extraordinary Receipt (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by such Person in connection with such Disposition or Extraordinary Receipt, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith, and (D) reasonable reserves for indemnities until such reserves are no longer needed; and
(b)with respect to the sale or issuance of any Equity Interests by any Person or the issuance or incurrence of any Indebtedness by any Person, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Person in connection with such transaction.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders or, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Required Revolving Lenders, the Required Equipment Term Loan Lenders or the Required Acquisition Term Loan Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Notes, the Equipment Term Notes and the Acquisition Term Notes, and “Note” means any one of the Notes.

“NVDC” means the U.S. Coast Guard, National Vessel Documentation Center, located in Falling Waters, West Virginia.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower, any Guarantor, and any other Obligated Party to Administrative Agent, Issuing Bank, any Lender, any Bank Product Provider, or any Affiliates thereof arising under any Loan Document, any Bank Product Agreement, or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document, including Erroneous Payment Subrogation Rights, and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Administrative Agent, any Lender or Issuing Bank, in each case in its sole discretion, may elect to pay or advance on behalf of Borrower; provided, that, as to any Guarantor, the “Obligations” shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” has the meaning specified in Section 3.16(a).

“Ordinary Course of Business” means, with respect to Borrower or any Subsidiary, the ordinary course of such Peron’s business as conducted on the Closing Date and reasonable extensions thereof or ancillary thereto, including, without limitation, the provision of construction services, both on- and off-shore, including engineering, consulting, and concrete services and the purchase and sale of equipment related to the foregoing.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Outstanding Amount” means, (a) with respect to Equipment Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Equipment Term Loans occurring on such date, and (b) with respect to Acquisition Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Acquisition Term Loans occurring on such date.

“Pacific Islands” means American Samoa, Cook Islands, Easter Island, Fiji, French Polynesia, Guam, Hawai’i, Kiribati, Marshall Islands, Federated States of Micronesia, Nauru, New Caledonia, Niue, Northern Mariana Islands, Papua New Guinea, Pitcairn Islands, Samoa, Solomon Islands, Tokelau, Tonga, Tuvalu, Vanuatu and Wallis and Futuna.

“Participant” has the meaning specified in Section 9.04(d).

“Participant Register” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the first (1st) calendar day of each calendar month and the applicable Maturity Date.

“Payment Recipient” has the meaning specified in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary Guarantor after the Closing Date in a transaction that satisfies each of the following requirements:

(a)no Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;
(b)both before and after giving effect to such Acquisition and the Credit Extensions (if any) requested to be made in connection therewith, the representations and warranties of Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects

(or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(c)such Acquisition is not a hostile or contested acquisition;
(d)the business and/or assets acquired in connection with such Acquisition is:
(i)with respect to any Acquisition to be funded in full or in part with an Acquisition Term Loan Borrowing, (A) located in the United States, any territory of the United States or any territorial waters of the United States, (B) organized under applicable federal and state laws, and (C) not engaged, directly or indirectly, in any line of business other than the businesses in which the Obligated Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto; and
(ii)with respect to any other Acquisition, (A) located in the United States, any territory of the United States or any territorial waters of the United States or any United States naval or military base or barracks, Canada, Mexico, the Commonwealth of the Bahamas, the Caribbean Islands, Pacific Islands and subject to Administrative Agent’s written consent, any other place, (B) organized under applicable the laws of such jurisdiction applicable to clause (d)(ii)(A) above, and (C) not engaged, directly or indirectly, in any line of business other than the businesses in which the Obligated Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;
(e)the aggregate Acquisition Consideration:
(i)with respect to any Acquisition to be funded in full or in part with an Acquisition Term Loan Borrowing, shall have been approved by Required Acquisition Term Loan Lenders; and
(ii)with respect to any other Acquisition, for (i) all such Acquisitions during the term of this Agreement shall not exceed $40,000,000, or (ii) any single Acquisition (or series of related Acquisitions) shall not exceed $20,000,000 or such greater amount approved by the Administrative Agent;
(f)the business, division or Person acquired shall not have a negative Consolidated EBITDA after giving effect to reasonable pro forma adjustments which are approved by Administrative Agent;
(g)as soon as available, but not less than thirty (30) days prior to such Acquisition (or such shorter time period as Administrative Agent may agree in its sole discretion), Borrower has provided Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, current appraisals and quality of earnings reports;
(h)if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Domestic Subsidiary of Borrower and become a Subsidiary Guarantor pursuant to the terms of this Agreement substantially concurrently with the consummation of such Acquisition;
(i)if such Acquisition is an acquisition of assets, such Acquisition is structured so that Borrower or a Subsidiary Guarantor shall acquire such assets;

(j)if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(k)if such Acquisition involves a merger or a consolidation involving Borrower or any other Obligated Party, Borrower or such Obligated Party, as applicable, shall be the surviving entity;
(l)no Obligated Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;
(m)all actions required to be taken with respect to any newly acquired or formed Subsidiary of an Obligated Party and/or the assets acquired in connection with such Acquisition, as applicable, required under Section 6.15 shall have been taken or shall be taken substantially concurrently with the consummation of such Acquisition;
(n)Borrower shall have furnished to Administrative Agent at least three (3) Business Days and not more than five (5) Business Days (or such shorter or longer period of time, as applicable, as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which any such Acquisition is to be consummated, (i) a current draft of the applicable material acquisition documents and (ii) a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Administrative Agent, certifying that all requirements set forth in this definition with respect to such Acquisition will be satisfied on or prior to the date of such Acquisition; and
(o)Borrower shall have delivered to Administrative Agent the final executed material documentation relating to such Acquisition within five (5) Business Days following the consummation thereof.

“Permitted Discretion” means, with respect to Administrative Agent, a determination made in the exercise of Administrative Agent’s commercially reasonable (from the perspective of a secured lender) business judgment.

“Permitted Disposition” means the Dispositions permitted by Section 6.04.

“Permitted Indebtedness” means the Indebtedness permitted by Section 6.01.

“Permitted Liens” means those Liens permitted by Section 6.02.

“Permitted Maritime Liens” means, with respect to the Collateral Vessels:

(a)Liens in favor of the Mortgagee;
(b)Liens for seaman’s, master’s, crew’s and stevedore’s wages;
(c)Liens for general average and salvage (including contract salvage);
(d)Liens for maintenance and cure incurred in the Ordinary Course of Business accrued for not more than thirty (30) days from the date of incurrence and which are unclaimed, or if claimed, the same are being contested in good faith through appropriate legal proceedings being diligently pursued for which appropriate reserves have been set aside in accordance with GAAP and pending resolution thereof could not reasonably be expected to result in the sale, forfeiture or loss of the applicable Collateral Vessel(s);
(e)Liens for necessaries or other Liens incurred in the Ordinary Course of Business accrued for not more than thirty (30) days from the date of incurrence and which are unclaimed, or if claimed, the same are being contested in good faith through appropriate legal proceedings being diligently pursued for which appropriate reserves have been set aside in accordance with GAAP and pending resolution thereof could not reasonably be expected to result in the sale, forfeiture or loss of the applicable Collateral Vessel(s);
(f)Liens for torts, loss, damage or expense arising under the general maritime law (including personal injury and death) which are unclaimed or, if claimed, are wholly covered by insurance and are being contested in good faith by appropriate legal proceedings being diligently pursued for which appropriate reserves have been set aside in accordance with GAAP and pending resolution thereof could not reasonably be expected to result in the sale, forfeiture or loss of the applicable Collateral Vessel(s);
(g)statutory Liens for taxes not yet due and payable or which are being contested in good faith through appropriate legal proceedings being diligently pursued and for which appropriate reserves have been set aside in accordance with GAAP; and
(h)customary Liens of a shipyard on a vessel prior to completion of construction or retrofitting thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which Borrower has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Prepayment Notice” means a notice by Borrower to prepay Loans, which shall be in such form as Administrative Agent may approve.

“Pricing Date” has the meaning specified in the definition of “Applicable Rate”.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).  Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Protected Person” has the meaning specified in Section 9.03(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Real Estate” means the real property owned or leased by Borrower or any Subsidiary, including the real property and improvements thereon owned by Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Security Documents.

“Recipient” means (a) Administrative Agent, (b) any Lender or (c) Issuing Bank, as applicable.

“Register” has the meaning specified in Section 9.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates.

“Release” shall mean any releasing or threatening to release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into, on or about the environment or any structure. “Released” shall have a corresponding meaning.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Acquisition Term Loan Lenders” means, at any time, Acquisition Term Loan Lenders having Total Acquisition Term Credit Exposures representing more than 66 2/3% of the Total Acquisition Term Credit Exposures of all Acquisition Term Loan Lenders at such time; provided, that, if one Acquisition Term Loan Lender holds more than 66 2/3% but less than 100% of the Total Acquisition Term Credit Exposures of all Acquisition Term Loan Lenders at such time, Required Acquisition Term Loan Lenders shall be at least two (2) Acquisition Term Loan Lenders, considering any Lender and its Affiliates as a single Lender.  The Total Acquisition Term Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Acquisition Term Loan Lenders at any time.

“Required Equipment Term Loan Lenders” means, at any time, Equipment Term Loan Lenders having Total Equipment Term Credit Exposures representing more than 66 2/3% of the Total Equipment Term Credit Exposures of all Equipment Term Loan Lenders at such time; provided, that, if one Equipment Term Loan Lender holds more than 66 2/3% but less than 100% of the Total Equipment Term Credit Exposures of all Equipment Term Loan Lenders at such time, Required Equipment Term Loan Lenders shall be at least two (2) Equipment Term Loan Lenders, considering any Lender and its Affiliates as a single Lender.  The Total Equipment Term Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Equipment Term Loan Lenders at any time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66 2/3% of the Total Credit Exposures of all Lenders; provided, that, if one Lender holds more than 66 2/3% but less than 100% of the Total Credit Exposures of all Lenders at such time, Required Lenders shall be at least two (2) Lenders, considering any Lender and its Affiliates as a single Lender.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Total Revolving Credit Exposures representing more than 66 2/3% of the Total Revolving Credit Exposures of all Revolving Lenders at such time; provided, that, if one Revolving Lender holds more than 66 2/3% but less than 100% of the Total Revolving Credit Exposures of all Revolving Lenders at such time, Required Revolving Lenders shall be at least two (2) Revolving Lenders, considering any Lender and its Affiliates as a single Lender.  The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Requisition Compensation” means all moneys or other compensation payable by reason of requisition for title or other compulsory acquisition of a Collateral Vessel during term hereof other than by requisition for hire.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Obligated Party, (a) the chief executive officer, president, executive vice president or a Financial Officer of such Obligated Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of such Obligated Party and (c) solely for purposes of Borrowing Requests, Borrowing Base Certificates, requests for L/C Credit Extensions, prepayment notices and notices for Revolving Commitment terminations or reductions given pursuant to Article II, any other officer or employee of Borrower so designated from time to time by one of the officers described in clause (a) in a notice to Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to Administrative Agent).  Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Obligated Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligated Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Revolving Lenders.

“Revolving Commitment” means with respect to each Revolving Lender on any date, the commitment of such Lender to (a) make a Revolving Loan if such Loan is required to be disbursed on such date and (b) purchase a participation in (i) L/C Obligations and (ii) Swingline Loans, in each case if such participation is required to be purchased on such date, expressed as an amount representing the maximum principal or face amount of such Revolving Loan, Letter of Credit or Swingline Loan, as such commitment may be reduced or increased from time to time pursuant to Section 9.04 or reduced from time to time pursuant to Section 2.09.  The initial amount of such Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  On the Closing Date, the aggregate amount of all Revolving Commitments is $60,000,000.00.

“Revolving Commitment Fee” has the meaning specified in Section 2.12(a).

“Revolving Commitment Termination Date” means December 23, 2030 (except that, if such date is not a Business Day, the Revolving Commitment Termination Date shall be the next preceding Business Day).

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means the Revolving Commitments and all Credit Extensions thereunder.

“Revolving Lender” means the Persons listed on Schedule 2.01 holding a Revolving Commitment or Revolving Loans and any other Person that shall have become party hereto holding a Revolving Commitment or Revolving Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding a Revolving Commitment or Revolving Loans pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Revolving Lenders” includes the Swingline Lenders but does not include Administrative Agent or Issuing Bank in their respective capacities as Administrative Agent or as Issuing Bank.

“Revolving Loan” means a loan made by a Revolving Lender to Borrower pursuant to Section 2.01(a).

“Revolving Note” means a promissory note made by Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit F.

“Sanctions” has the meaning specified in Section 3.16(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, Issuing Bank, each Bank Product Provider and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed and delivered by Borrower, the Subsidiary Guarantors, and the other debtors party thereto in favor of Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Mortgage, the Assignments, and each and every other security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Strategic Joint Venture” shall mean any joint venture with a strategic partner for the purposes of engaging in (i) construction projects or any other similar projects or (ii) other projects economically advantageous to Borrower or its Subsidiaries, including, without limitation, the joint venture set forth on Schedule 3.19(b).

“Subordinated Indebtedness” means, collectively, (a) the Indebtedness evidenced by the Master Intercompany Note, and (b) any Indebtedness of Borrower (other than the Obligations) that (i) has been subordinated to the Obligations by a written agreement (including pursuant to a Subordination Agreement), in form and content satisfactory to Administrative Agent, and (ii) has been approved in writing by Administrative Agent as constituting Subordinated Indebtedness for purposes of this Agreement.

“Subordination Agreements” means, collectively, (a) the subordination provisions of the Master Intercompany Note, and (b) any other subordination agreement entered into after the Closing Date on terms reasonably satisfactory to Administrative Agent that subordinates in right of time of payment (and, if applicable, liens) of Indebtedness (and the liens securing such Indebtedness) to the Obligations (and liens securing the Obligations), in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such

Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower; provided, however, all references herein to a “Subsidiary” or to “Subsidiaries” shall not included any Excluded Subsidiary.

“Subsidiary Guarantors” means, collectively, each and every Subsidiary of Borrower (other than Excluded Susidiaries) as of the Closing Date, and each and every Subsidiary of Borrower (other than Excluded Subsidiaries) that becomes a Subsidiary Guarantor pursuant to Section 6.15, and “Subsidiary Guarantor” means any one of them.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Obligated Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Lender” means UMB Bank, N.A., a national banking association, in its capacity as lender of Swingline Loans hereunder, or such other Revolving Lender as Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.04; provided, that such Revolving Lender has agreed to be a Swingline Lender.

“Swingline Loan” means a loan made by a Swingline Lender to Borrower pursuant to Section 2.04.

“Swingline Sublimit” means an amount equal to the lesser of (a) $7,500,000.00 and (b) the total amount of the Revolving Commitments.  The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Index Floor, then Term SOFR shall be deemed to be the Index Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Titled Collateral Vessel” means any Collateral Vessel that has been issued a certificate of title or other evidence of registration under the laws of any State.

“Total Acquisition Term Credit Exposure” means, as to any Acquisition Term Loan Lender at any time, the unused Acqusition Term Loan Commitments and Acquisition Term Loan Exposure of such Lender at such time.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments,

Revolving Credit Exposure, Equipment Term Loan Exposure and Acquisition Term Loan Exposure of such Lender at such time.

“Total Equipment Term Credit Exposure” means, as to any Equipment Term Loan Lender at any time, the unused Equipment Term Loan Commitments and Equipment Term Loan Exposure of such Lender at such time.

“Total Revolving Credit Exposure” means, as to any Revolving Lender at any time, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Transactions” means the transactions under or contemplated by this Agreement and the other Loan Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or ABR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undocumented Collateral Vessel” means any Collateral Vessel that has not been issued a Certificate of Document or the equivalent evidence of documentation under the flag of any other country.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Citizen” means a person that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels engaged in the U.S. Coastwise Trade.
“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.18(g).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable law to be owned by a Person other than Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” is not exclusive.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both.
Section 1.03Accounting Terms; Changes in GAAP.
(a)Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP.  If Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.04Rates.  Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower.  Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.05Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.06Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Section 1.07Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Article II

COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01Commitments.

(a)Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures of all Lenders exceeding the lesser of (A) the total Revolving Commitments or (B) the Borrowing Base.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.  Revolving Loans may be ABR Loans or SOFR Loans, as further provided herein.
(b)Equipment Term Loans.  Subject to the terms and conditions set forth herein, each Equipment Term Loan Lender severally agrees to make Equipment Term Loans to Borrower from time to time on any Business Day during the Equipment Term Loan Availability Period in an aggregate amount that not result in (i) the Equipment Term Loans made by such Lender exceeding such Lender’s Equipment Term Loan Commitment, or (ii) all Equipment Term Loans made by all Lenders exceeding the total Equipment Term Loan Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Equipment Term Loans may be ABR Loans or SOFR Loans, as further provided herein.
(c)Acquisition Term Loans.  Subject to the terms and conditions set forth herein, each Acquisition Term Loan Lender severally agrees to make Acquisition Term Loans to Borrower from time to time on any Business Day during the Acquisition Term Loan Availability Period in an aggregate amount that not result in (i) the Acquisition Term Loans made by such Lender exceeding such Lender’s Acquisition Term Loan Commitment, or (ii) all Acquisition Term Loans made by all Lenders exceeding the total Acquisition Term Loan Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Acquisition Term Loans may be ABR Loans or SOFR Loans, as further provided herein.
Section 2.02Loans and Borrowings.
(a)Borrowings.  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  Each Equipment Term Loan shall be made as part of a Borrowing consisting of Equipment Term Loans of the same Type made by the Equipment Term Loan Lenders ratably in accordance with their respective Equipment Term Loan Commitments.  Each Acquisition Term Loan shall be made as part of a Borrowing consisting of Acquisition Term Loans of the same Type made by the Acquisition Term Loan Lenders ratably in accordance with their respective Acquisition Term Loan Commitments.
(b)Type of Loans.  Subject to Section 2.19, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or SOFR Loans as Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Minimum Amounts; Limitation on Number of Borrowings.  Each SOFR Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000.  Each ABR Borrowing shall be in an aggregate amount equal to $500,000 or a larger multiple of $100,000; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitments.  Each Swingline Loan shall be in an amount equal to $100,000 or a larger multiple of $50,000.  Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not be more than a total of five (5) SOFR Borrowings outstanding at any time.

Section 2.03Borrowing Requests.
(a)Notice by Borrower.  Each Borrowing (other than a Swingline Borrowing) shall be made upon Borrower’s irrevocable notice to Administrative Agent.  Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower, or may be given by telephone to Administrative Agent (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by Administrative Agent not later than 11:00 a.m. (i) in the case of a SOFR Borrowing, three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing or (ii) in the case of an ABR Borrowing, one (1) Business Day prior to the date of the requested Borrowing.  Each Swingline Borrowing shall be requested in accordance with Section 2.04.
(b)Content of Borrowing Requests.  Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information in compliance with Section 2.02:  (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; (iv) whether such Borrowing is to be a Revolving Borrowing, an Equipment Term Loan Borrowing or an Acquisition Term Loan Borrowing; and (v) the location and number of Borrower’s account to which funds are to be disbursed.
(c)Notice by Administrative Agent to Lenders.  Promptly following receipt of a Borrowing Request, Administrative Agent shall advise each applicable Lender of the details thereof and such Lender’s portion of each resulting Borrowing.
(d)Failure to Elect Type.  If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a SOFR Borrowing.
Section 2.04Swingline Loans.
(a)Swingline Loans.  Subject to the terms and conditions set forth herein, each Swingline Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section, agrees to make Swingline Loans to Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount that will not result in (i) the Revolving Credit Exposure of any Revolving Lender exceeding its Revolving Commitment, (ii) the total Revolving Credit Exposures of all Lenders exceeding the lesser of (i) the total Revolving Commitments or (ii) the Borrowing Base, or (iii) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit; provided, further, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans.
(b)Borrowing Procedures for Swingline Loans.  Each Swingline Borrowing shall be made upon Borrower’s notice to the applicable Swingline Lender and Administrative Agent.  Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower, or may be given by telephone (if promptly confirmed in writing by delivery of such a written Borrowing Request consistent with such telephonic notice) and must be received by such applicable Swingline Lender and Administrative Agent not later than 10:00 a.m. on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $100,000 or a larger multiple of $50,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day).  Subject to the terms and conditions set forth herein, such Swingline Lender shall make each Swingline Loan available to Borrower by credit to Borrower’s account with such Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f), by remittance to Issuing Bank), not later than 3:00 p.m. on the requested date of such Swingline Loan.
(c)Participations by Revolving Lenders in Swingline Loans.
(i)Immediately upon the making of a Swingline Loan by a Swingline Lender, and without any further action on the part of such Swingline Lender or the Revolving Lenders, such Swingline Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Swingline Lender, a participation in such Swingline Loan equal to such Revolving Lender’s Applicable Percentage of the amount of such Swingline Loan.  Each Swingline Lender may, by written notice given to Administrative Agent not later than 10:00 a.m. on any Business Day, require the Revolving Lenders to fund participations on such Business Day in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will fund such participations.  Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of each such Swingline Loan.  Each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees, upon receipt of notice as provided above in this paragraph, to pay to Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Lender’s Applicable Percentage of each such Swingline Loan.  Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders.
(ii)Administrative Agent shall notify Borrower of any participations in any Swingline Loan funded pursuant to the preceding paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan made by such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent.  Any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to the preceding paragraph and to such Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.
(d)Resignation of Swingline Lender.  Any Swingline Lender may resign at any time by giving thirty (30) days’ prior notice to Administrative Agent, the Revolving Lenders and Borrower.  After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.
Section 2.05Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request Issuing Bank, in reliance on (among other things) the agreements of the Revolving Lenders set forth in this Section, to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.05(l), the account of any of its Subsidiaries in such form as is acceptable to Administrative Agent and Issuing Bank in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.
(b)Notice of Issuance, Extension, Reinstatement or Other Amendment.  To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment of its terms and conditions), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by Issuing Bank) to Issuing Bank and to Administrative Agent (reasonably in advance of the requested date of issuance, extension, reinstatement or other amendment) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be extended, reinstated or otherwise amended, and specifying the date of issuance, extension, reinstatement or other amendment (which shall be a Business Day), the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit.  If requested by Issuing Bank, Borrower also shall submit a letter of credit application and reimbursement agreement on Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)Limitations on Amounts, Issuance and Amendment.  A Letter of Credit shall be issued, extended, reinstated or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (i) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed its Revolving Commitment and (iii) the total Revolving Credit Exposures of all Lenders shall not exceed the lesser of (A) the total Revolving Commitments or (B) the Borrowing Base.  Borrower may, at any time and from time to time, increase or reduce the L/C Sublimit with the consent of Issuing Bank and Administrative Agent; provided, that Borrower shall not reduce the L/C Sublimit if, after giving effect to such reduction, any of the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or request that Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that Issuing Bank in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally; or
(iii)except as otherwise agreed by Administrative Agent and Issuing Bank, such Letter of Credit is in an initial amount less than $250,000.

Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(d)Expiration Date.  Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date one-year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one-year after the then-current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date, unless at least five (5) Business Days prior to the Revolving Commitment Termination Date, Borrower deposits in the Collateral Account an amount in cash equal to 102% of the total L/C Obligations with respect to such Letter of Credit as of such date plus any accrued and unpaid interest thereon.
(e)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof), and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Applicable Percentage of each L/C Disbursement made by Issuing Bank promptly upon the request of Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Revolving Commitment Termination Date.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.05(f), Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse Issuing Bank for any L/C Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such L/C Disbursement.

Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender’s Revolving Commitment is amended as a result of an assignment in accordance with Section 9.04 or otherwise pursuant to this Agreement.

(f)Reimbursement.  If Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse Issuing Bank in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the

Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time; provided, that, if such L/C Disbursement is not less than $1,000,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Borrowing under the Revolving Facility or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan, as applicable.  If Borrower fails to make such payment when due, Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.
(g)Obligations Absolute.  Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.

None of Administrative Agent, the Lenders, Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of Issuing Bank; provided, that the foregoing shall not be construed to excuse Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by Applicable Law) suffered by Borrower that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Issuing Bank (as finally determined by a court of competent jurisdiction), Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i)Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;
(ii)Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit;

(iii)Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms and conditions of such Letter of Credit; and
(iv)this Section 2.05(g) shall establish the standard of care to be exercised by Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Lenders, Issuing Bank, or any of their respective Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to Issuing Bank.

Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued by Issuing Bank, the rules of the ISP shall be stated therein to apply to each Letter of Credit.  Notwithstanding the foregoing, Issuing Bank shall not be responsible to Borrower for, and Issuing Bank’s rights and remedies against Borrower shall not be impaired by, any action or inaction of Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

Issuing Bank shall have all of the benefits and immunities (but not the obligations) (A) provided to Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to Issuing Bank.

(h)Disbursement Procedures.  Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under each Letter of Credit.  Issuing Bank shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that such notice need not be given prior to payment by Issuing Bank and any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Issuing Bank and the Revolving Lenders with respect to any such L/C Disbursement.
(i)Interim Interest.  If Issuing Bank shall make any L/C Disbursement, then, unless Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans under the Revolving Facility; provided, that if Borrower fails to reimburse such L/C Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(b) shall apply.

Interest accrued pursuant to this paragraph shall be for the account of Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse Issuing Bank for such L/C Disbursement shall be for the account of such Revolving Lender to the extent of such payment.
(j)Replacement of Issuing Bank.  Issuing Bank may be replaced at any time by written agreement between Borrower, Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  Administrative Agent shall notify the Revolving Lenders of any such replacement of Issuing Bank.  At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(e).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Bank, as the context shall require.  After the replacement of Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to Administrative Agent, the Revolving Lenders and Borrower.  After the resignation of Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(k)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall immediately deposit into an account or accounts established and maintained on the books and records of Administrative Agent (the “Collateral Account”) an amount in cash equal to 102% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (g) or (h) of Section 7.01.  Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower in respect of the Revolving Facility under this Agreement.  In addition, and without limiting the foregoing or paragraph (d) of this Section, if any L/C Obligations remain outstanding after the expiration date specified in said paragraph (d), Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 102% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the Collateral Account.  Moneys in the Collateral Account shall be applied by Administrative Agent to reimburse Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the L/C

Obligations at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of Borrower in respect of the Revolving Facility under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(l)Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated as a primary obligor to reimburse Issuing Bank hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.  To the extent that any Letter of Credit is issued for the account of any Subsidiary of Borrower which is not a Guarantor, Borrower agrees that (i) such Subsidiary shall have no rights against Issuing Bank, Administrative Agent or any Lender, (ii) Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto.  Borrower shall, at the request of Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
Section 2.06Funding of Borrowings.
(a)Funding by Lenders.  Each Lender shall make the amount of each Borrowing to be made by it hereunder available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 12:00 noon on the proposed date thereof; provided, that Swingline Borrowings shall be made as provided in Section 2.04.  Administrative Agent will make all such funds so received available to Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request; provided, that ABR Borrowings made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f) shall be remitted by Administrative Agent to Issuing Bank.
(b)Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender (x) in the case of ABR Loans, two (2) hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative

Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
Section 2.07Interest Elections.
(a)Elections by Borrower for Borrowings.  Subject to Section 2.02, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)Notice of Elections.  Each such election pursuant to this Section shall be made upon Borrower’s irrevocable notice to Administrative Agent.  Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of Borrower, or may be given by telephone to Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)Content of Interest Election Requests.  Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(iii)whether the resulting Borrowing is to be an ABR Borrowing or SOFR Borrowing.
(d)Notice by Administrative Agent to Lenders.  Administrative Agent shall advise each applicable Lender of the details of an Interest Election Request and such Lender’s portion of such resulting Borrowing no less than one (1) Business Day before the effective date of the election made pursuant to such Interest Election Request.
(e)Failure to Make an Interest Election Request; Events of Default.  If Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as such Event of Default is continuing (i) no outstanding

Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period therefor.
Section 2.08Prepayments.
(a)Optional Prepayments.  Borrower may, upon notice to Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section.  Notwithstanding the forgoing, if the Borrowing is subject to a Swap Contract, in whole or in part, it is expressly understood by Borrower that such a prepayment may cause breakage, termination or like fees to be due under the terms of the Swap Contract.
(b)Mandatory Prepayments.
(i)If for any reason the total Revolving Credit Exposure of all Lenders at any time exceeds the lesser of (A) the total Revolving Commitments then in effect or (B) the Borrowing Base, Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations as provided in Section 2.05(k) in an aggregate amount equal to such excess.
(ii)Upon the Disposition of any assets by Borrower or any Subsidiary, if the aggregate amount of the Net Cash Proceeds received by Borrower and the Subsidiaries in connection with such Disposition and all other such Dispositions of assets and all Events of Loss with respect to any Collateral Vessel during any trailing 12-month period exceeds the Materiality Threshold, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below); provided, however, that at the election of Borrower (as notified by Borrower to Administrative Agent on or prior to the date of the receipt of such proceeds), Borrower or such Subsidiary may reinvest such proceeds to replace or acquire additional assets or make Capital Expenditures so long as (A) such reinvestment is completed within 180 days after the receipt of such proceeds, or Borrower or such Subsidiary enters into a binding commitment thereof within such 180-day period and subsequently makes such reinvestment within an additional 180 days thereafter, (B) while such reinvestment is underway, all of such proceeds are on deposit with Administrative Agent, and (C) such Disposition did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, that any Net Cash Proceeds not reinvested within such 180-day period shall be immediately applied to the prepayment of the Loans as otherwise set forth in clause (vii) below.  For the avoidance of doubt, nothing in this clause (ii) shall be construed to permit any Disposition of assets not otherwise permitted hereunder.
(iii)Upon an Event of Loss with respect to any Collateral Vessel, if the aggregate amount of the Net Cash Proceeds received by Borrower and the Subsidiaries in connection with such Event of Loss and all other such Events of Loss and all Dispositions of assets during any trailing 12-month period exceeds the Materiality Threshold, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below); provided, however, that at the election of Borrower (as notified by Borrower to Administrative Agent on or prior to the date of the receipt of such proceeds), Borrower or such Subsidiary may reinvest such proceeds to replace or acquire additional Collateral Vessels or other assets or make Capital Expenditures, so long as (A) such reinvestment is completed within 180 days after the receipt of such proceeds, or Borrower or such Subsidiary enters into a binding commitment thereof within such 180-day period and subsequently makes such reinvestment within an additional 180 days thereafter, (B) while such reinvestment is underway, all of such proceeds are on deposit with Administrative Agent, and (C) such Event of Loss did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, that any Net Cash Proceeds not reinvested within such 180-day period shall be immediately applied to the prepayment of the Loans as otherwise set forth in clause (vii) below.
(iv)Upon the sale or issuance by Borrower or any Subsidiary of any of its Equity Interests (other than an Excluded Equity Issuance), Borrower shall prepay an aggregate principal amount of Loans in the amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below).  For the avoidance of doubt, nothing in this clause (iv) shall be construed to permit any sale or issuance of Equity Interests not otherwise permitted hereunder.
(v)Upon the issuance or incurrence by Borrower or any Subsidiary of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayment to be applied as set forth in clause (vii) below).  For the avoidance of doubt, nothing in this clause (v) shall be construed to permit the issuance or incurrence of Indebtedness not otherwise permitted hereunder.
(vi)Upon the receipt by Borrower or any Subsidiary of any Extraordinary Receipt, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below); provided, however, that with respect to insurance proceeds received in connection with any casualty or condemnation event, at the election of Borrower (as notified by Borrower to Administrative Agent on or prior to the date of the receipt of such proceeds), Borrower may apply such proceeds to the repair, restoration, or replacement of the assets suffering such casualty or condemnation event, so long as (A) such repair, restoration, or replacement is completed within 180 days after the receipt of such proceeds, or Borrower or such Subsidiary enters into a binding commitment thereof within such 180-day period and subsequently makes such repair, restoration, or replacement within an additional 180 days thereafter, (B) while such repair, restoration, or replacement is underway, all of such proceeds are on deposit with Administrative Agent, and (C) such casualty or condemnation event did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, if such repair, restoration, or replacement is not completed within such 180-day period, then such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as otherwise set forth in clause (vii) below.
(vii)Prepayments of Loans under clauses (ii) through (vi) above shall be applied first, to the remaining installments of principal due on the Acquisition Term Loans, in inverse order of maturity, second, once the total Acquisition Term Loan Exposures have been paid in full, to the remaining installments of principal due on the Equipment Term Loans, in inverse order of maturity, and third, once the total Equipment Term Loan Exposures have been paid in full, to the total Revolving Credit Exposures; and in each case shall be applied first, to any ABR Loans then outstanding, and second, to any SOFR Loans then outstanding, and if more than one SOFR Loan is then outstanding, to such SOFR Loans in such order as Borrower may direct, or if Borrower fails to so direct, as Administrative Agent shall elect.  For the avoidance of doubt, the application of any mandatory prepayment to the total Revolving Credit Exposures made pursuant to this Section 2.08(b) shall not result in a corresponding permanent reduction of the total Revolving Commitments.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from

Borrower or any other Obligated Party) to reimburse Issuing Bank or the Revolving Lenders, as applicable.
(c)Notices.  Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of Borrower, or may be given by telephone to Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) (i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m. three (3) U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a ABR Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment.  Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each Prepayment Notice shall be irrevocable.
(d)Amounts; Application.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.  All prepayments of the Equipment Term Loans shall be applied to principal installments on the Equipment Term Loans in the inverse order of maturity.  All prepayments of the Acquisition Term Loans shall be applied to principal installments on the Acquisition Term Loans in the inverse order of maturity.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, together with any additional amounts required pursuant to Section 2.16.
Section 2.09Termination or Reduction of Commitments.
(a)Optional Termination or Reduction of Revolving Commitments.  Borrower may, upon notice to Administrative Agent, terminate the unused portion of the Revolving Commitments, or from time to time reduce the unused Revolving Commitments; provided, that (i) each such notice shall be in writing and must be received by Administrative Agent at least three (3) Business Days prior to the effective date of such termination or reduction, and shall be irrevocable, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or a larger multiple of $5,000,000 and (iii) Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Revolving Credit Exposures of all Lenders would exceed the lesser of (A) the total Revolving Commitments or (B) the Borrowing Base.  Unless previously terminated, the Revolving Commitments shall automatically terminate on the Revolving Commitment Termination Date.
(b)Application of Revolving Commitment Reductions.  Administrative Agent will promptly notify the Revolving Lenders of any termination or reduction of the Revolving Commitments pursuant to this Section.  Upon any reduction of unused Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.
(c)Termination of Equipment Term Loan Commitments.  All or any portion of the Equipment Term Loan Commitments shall automatically and permanently terminate on the full funding of all or any portion of the Equipment Term Loans; provided, that all unfunded portions of the Equipment Term Loan Commitments shall automatically and permanently terminate on the Equipment Term Loan Commitment Termination Date.  Borrower may, upon notice to Administrative Agent, terminate the unused portion of the Equipment Term Loan Commitments; provided, that (i) each such notice shall be in writing and must be received by Administrative Agent at least three (3) Business Days prior to the effective date of such termination, and shall be irrevocable, and (ii) such reduction shall be in the aggregate amount of the unused portion of the Equipment Term Loan Commitments.
(d)Termination of Acquisition Term Loan Commitments.  All or any portion of the Acquisition Term Loan Commitments shall automatically and permanently terminate on the full funding of all or any portion of the Acquisition Term Loans; provided, that all unfunded portions of the Acquisition Term Loan Commitments shall automatically and permanently terminate on the Acquisition Term Loan Commitment Termination Date.  Borrower may, upon notice to Administrative Agent, terminate the unused portion of the Acquisition Term Loan Commitments; provided, that (i) each such notice shall be in writing and must be received by Administrative Agent at least three (3) Business Days prior to the effective date of such termination, and shall be irrevocable, and (ii) such reduction shall be in the aggregate amount of the unused portion of the Acquisition Term Loan Commitments.
Section 2.10Repayment of Loans.
(a)Revolving Loans.  Borrower shall repay to Administrative Agent for the ratable account of the Revolving Lenders on the Revolving Commitment Termination Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(b)Swingline Loans.  Borrower shall repay to the applicable Swingline Lender (or, to the extent required by Section 2.04(c), to Administrative Agent for the account of the Revolving Lenders) each Swingline Loan made by such Swingline Lender on the earlier to occur of (i) the date five (5) Business Days after such Swingline Loan is made and (ii) the Revolving Commitment Termination Date; provided, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by Administrative Agent to repay any Swingline Loans outstanding.  At any time that there shall exist a Defaulting Lender under the Revolving Facility, immediately upon the request of the applicable Swingline Lender, Borrower shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.
(c)Equipment Term Loans.  Borrower shall repay to Administrative Agent for the ratable account of the Equipment Term Loan Lenders the aggregate principal amount of each Equipment Term Loan Borrowing on each Payment Date, commencing with the first (1st) Payment Date following the funding of such Term Loan Borrowing, in equal monthly payments based on the applicable Equipment Term Loan Amortization (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08); provided, however, that the final principal repayment installment of such Loans shall be repaid on the Equipment Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Equipment Term Loans outstanding on such date.
(d)Acquisition Term Loans.  Borrower shall repay to Administrative Agent for the ratable account of the Acquisition Term Loan Lenders the aggregate principal amount of all Acquisition Term Loans outstanding on each Payment Date, commencing with the first (1st) Payment Date following the first (1st) anniversary of the Closing Date, in equal monthly payments based on a seven (7) year straight-line amortization (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08); provided, however, that the final principal repayment installment of such Loans shall be repaid on the Acquisition Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Acquisition Term Loans outstanding on such date.
Section 2.11Interest.

(a)Interest Rates.  Subject to paragraph (b) of this Section, (i) each ABR Loan (including each Swingline Loan) shall bear interest at a rate per annum equal to the lesser of (A) the greater of (I) ABR plus the Applicable Rate, or (II) four percent (4.00%) per annum, or (B) the Maximum Rate; and (ii) each SOFR Loan shall bear interest at a rate per annum equal to the lesser of (A) the greater of (I) Term SOFR for the Interest Period therefor plus the Applicable Rate, or (II) four percent (4.00%) per annum, or (B) the Maximum Rate; provided, however, that if Borrower and an Acquisition Term Loan Lender have entered into a Swap Contract in connection with the interest rate on an Acquisition Term Loan, then the interest rate for such Acquisition Term Loan shall be Term SOFR for the Interest plus the Applicable Rate, irrespective if such determination is less than four percent (4.00%).
(b)Default Interest.  If any amount payable by Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate.  Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.
(c)Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the applicable Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(d)Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 days (or 366 days in a leap year).  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  The applicable ABR or Term SOFR shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.12Fees.
(a)Revolving Commitment Fees.  Borrower agrees to pay to Administrative Agent for the account of each Revolving Lender a commitment fee (the “Revolving Commitment Fee”) on the average daily unused amount of the Revolving Commitment of such Revolving Lender, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.  Accrued Revolving Commitment Fees shall be payable in arrears on each Payment Date, commencing on the Payment Date occurring on February 1, 2026, and on the Revolving Commitment Termination Date.  For purposes of computing Revolving Commitment Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations (but not to the extent of such Revolving Lender’s participations in outstanding Swingline Loans).
(b)Equipment Term Loan Commitment Fees.  Borrower agrees to pay to Administrative Agent for the account of each Equipment Term Loan Lender a commitment fee (the “Equipment Term Loan Commitment Fee”) on the average daily unused amount of the Equipment Term Loan Commitment of such Equipment Term Loan Lender, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to but excluding the Equipment Term Loan Commitment Termination Date.  Accrued Equipment Term Loan Commitment Fees shall be payable in arrears on each Payment Date, commencing on the Payment Date occurring on February 1, 2026, and on the Equipment Term Loan Commitment Termination Date.  For purposes of computing Equipment Term Loan Commitment Fees, the Equipment Term Loan Commitment of any Equipment Term Loan Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its funded Equipment Term Loans.
(c)Acquisition Term Loan Commitment Fees.  Borrower agrees to pay to Administrative Agent for the account of each Acquisition Term Loan Lender a commitment fee (the “Acquisition Term Loan Commitment Fee”) on the average daily unused amount of the Acquisition Term Loan Commitment of such Acquisition Term Loan Lender, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to but excluding the Acquisition Term Loan Commitment Termination Date.  Accrued Acquisition Term Loan Commitment Fees shall be payable in arrears on each Payment Date, commencing on the Payment Date occurring on February 1, 2026, and on the Acquisition Term Loan Commitment Termination Date.  For purposes of computing Acquisition Term Loan Commitment Fees, the Acquisition Term Loan Commitment of any Acquisition Term Loan Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its funded Acquisition Term Loans.
(d)L/C Fees.  Borrower agrees to pay to Administrative Agent for the account of each Revolving Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to and including the later of the Revolving Commitment Termination Date and the date on which such Lender ceases to have any L/C Obligations.  Accrued L/C Fees shall be payable in arrears on each Payment Date, commencing on the Payment Date occurring on February 1, 2026, and on the Revolving Commitment Termination Date; provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(e)L/C Fronting Fees.  Borrower agrees to pay to Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by Issuing Bank at a rate per annum equal to the percentage separately agreed upon between Borrower and Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to and including the later of the Revolving Commitment Termination Date and the date on which Issuing Bank ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit.  Accrued fronting fees shall be payable in arrears on each Payment Date, commencing on the Payment Date occurring on February 1, 2026, and on the Revolving Commitment Termination Date; provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.  In addition, Borrower agrees to pay to Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(f)Administrative Agent and Arranger Fees.  Borrower agrees to pay to Administrative Agent and/or Arranger for its own account the fees payable in the amounts and at the times agreed pursuant to the Fee Letters or otherwise in writing between Borrower and Administrative Agent and/or Arranger.
(g)Fee Computation.  All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day in the case of the fees under Section 2.12(a), (b), (c) and (f) and including the last day in the case of the fees under Section 2.12(d) and (e)).  Each determination by Administrative Agent of a fee hereunder shall be conclusive absent manifest error.
Section 2.13Evidence of Debt.
(a)Maintenance of Records.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of Borrower to such Lender resulting from each Credit Extension made by such Lender.  Administrative Agent shall maintain the Register in accordance with Section 9.04(c).  The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure of any Lender or Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of Borrower under this Agreement and the other Loan Documents.  In the event of any conflict between the records maintained by any Lender and the records maintained by Administrative Agent in such matters, the records of Administrative Agent shall control in the absence of manifest error.
(b)Promissory Notes.  Upon the request of any Lender made through Administrative Agent, Borrower shall prepare, execute and deliver to such Lender a promissory note of Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and a form approved by Administrative Agent, which shall evidence such Lender’s Loans of a particular Class in addition to such records.
Section 2.14Payments Generally; Several Obligations of Lenders.
(a)Payments by Borrower.  All payments to be made by Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all such payments shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in immediately available funds not later than 12:00 noon on the date specified herein.  All amounts received by Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  Administrative Agent will promptly distribute to Issuing Bank or any Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to Issuing Bank or such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein).  If any payment to be made by Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, if such next succeeding Business Day would fall after the applicable Maturity Date, payment shall be made on the immediately preceding Business Day.  Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.
(b)Application of Insufficient Payments.  Subject to Section 7.02, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or unreimbursed L/C Disbursements, as applicable, then due to such parties.
(c)Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders or Issuing Bank, as the case may be, hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)Deductions by Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b), 2.15 or 9.03(c), then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent, the applicable Swingline Lender or Issuing Bank, as applicable, to satisfy such Lender’s obligations to Administrative Agent, such Swingline Lender and Issuing Bank, as applicable, until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.
(e)Several Obligations of Lenders.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans, as applicable, and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Loan, to purchase its participations, as applicable, or to make its payment under Section 9.03(c).
Section 2.15Sharing of Payments.  If any Lender or Issuing Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans or other obligations hereunder, as applicable, resulting in such Lender or Issuing Bank receiving payment of a proportion of the aggregate amount of its Loans or participations in L/C Disbursements or Swingline Loans and accrued interest thereon or other such obligations, as applicable, greater than its pro rata share thereof as provided herein, then the Lender or Issuing Bank receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements or Swingline Loans and such other obligations of the other Lenders or Issuing Bank under the applicable Facility, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders and Issuing Bank, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements or Swingline Loans and other amounts owing them, as applicable; provided, that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender or Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender or Issuing Bank were a direct creditor of Borrower in the amount of such participation.

Section 2.16Compensation for Losses.  In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(a) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.21(b), then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.17Increased Costs.
(a)Increased Costs Generally.  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.18Taxes.
(a)Defined Terms.  For purposes of this Section, the term “Lender” includes Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (e).
(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.18(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.19Inability to Determine Rates.  Subject to Section 2.24, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to Administrative Agent, then, in each case, Administrative Agent will promptly so notify Borrower and each Lender.

Upon notice thereof by Administrative Agent to Borrower, any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16.  Subject to Section 2.24, if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by Administrative Agent without reference to clause (c) of the definition of “ABR” until Administrative Agent revokes such determination.

Section 2.20Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
Section 2.21Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending or Issuing Office.  If any Lender or Issuing Bank requests compensation under Section 2.17, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.18, then such Lender or Issuing Bank shall (at the request of Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders or Issuing Bank.  If any Lender or Issuing Bank requests compensation under Section 2.17, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.18 and, in each case, such Lender or Issuing Bank has declined or is unable to designate a different lending or issuing office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16, Section 2.17 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(i)Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 9.04;
(ii)such Lender or Issuing Bank shall have received, as applicable, payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements or Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.21(b) may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent, the assignee, and, if such assignment is in respect of the Revolving Facility, Issuing Bank and the Swingline Lender and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as Issuing Bank may not be replaced as Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

Section 2.22Cash Collateral.
(a)Obligation to Cash Collateralize.  At any time that there shall exist a Defaulting Lender under the Revolving Facility, within one Business Day following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent), Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below.  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (ii) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided, that, subject to Section 2.23 the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.23Defaulting Lenders.
(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Lenders, Required Equipment Term Loan Lenders, Required Acquisition Term Loan Lenders and Section 9.02(b).
(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and Issuing Bank irrevocably consents hereto.
(iii)Commitment and L/C Fees.

(A)No Revolving Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Revolving Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)No Equipment Term Loan Lender shall be entitled to receive any Equipment Term Loan Commitment Fee for any period during which that Equipment Term Loan Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(C)No Acquisition Term Loan Lender shall be entitled to receive any Acquisition Term Loan Commitment Fee for any period during which that Acquisition Term Loan Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(D)Each Revolving Lender shall be entitled to receive L/C Fees for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22.
(E)With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Revolving Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22.
(b)Defaulting Lender Cure.  If Borrower, Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative

Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders under the applicable Facilities or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders under the applicable Facilities in accordance with their applicable Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.24Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)No Bank Product Agreement shall constitute a “Loan Document” for purposes of this Section 2.24.
(b)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations.  Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.
(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period.  Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 2.25Increase in Acquisition Term Loan Facility.
(a)Request for Increase.  Provided there exists no Default and the Acquisition Term Loan Commitment Termination Date has not occurred, upon notice to Administrative Agent (which shall promptly notify the Acquisition Term Loan Lenders), Borrower may on a one-time basis, request an increase in the Acquisition Term Loan Facility by an amount up to $25,000,000 (the “Incremental Facility”).  At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Acquisition Term Loan Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Acquisition Term Loan Lenders).
(b)Lender Elections to Increase.  Each Acquisition Term Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Acquisition Term Loan

Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Acquisition Term Loan Lender not responding within such time period shall be deemed to have declined to increase its Acquisition Term Loan Commitment.
(c)Notification by Administrative Agent; Additional Acquisition Term Loan Lenders.  Administrative Agent shall notify Borrower and each Acquisition Term Loan Lender of the Acquisition Term Loan Lenders’ responses to each request made hereunder.  To achieve the full amount of the requested increase, and subject to the approval of Administrative Agent, Borrower may also invite additional Eligible Assignees to become Acquisition Term Loan Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.
(d)Effective Date and Allocations.  If the Acquisition Term Loan Facility is increased in accordance with this Section 2.25, Administrative Agent and Borrower shall determine the effective date (the “Incremental Facility Effective Date”) and the final allocation of such increase.  Administrative Agent shall promptly notify Borrower and Acquisition Term Loan Lenders (including any new Acquisition Term Loan Lenders) of the final allocation of such increase and the Incremental Facility Effective Date.
(e)Conditions to Effectiveness of Increase.  As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of Borrower and each other Obligated Party dated as of the Incremental Facility Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Person (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties of Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Incremental Facility Effective Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date), and (B) both before and after giving effect to the Incremental Facility, no Default exists.  Borrower shall deliver or cause to be delivered any other customary documents (including, without limitation, legal opinions) as reasonably requested by Administrative Agent in connection with any Incremental Facility.  As a condition to the Incremental Facility, Borrower shall have paid all fees, costs and expenses pursuant to the Fee Letters to the extent due.
(f)Conflicting Provisions.  This Section 2.25 shall supersede any provisions in Section 2.15 or 8.02 to the contrary.
(g)Incremental Facility.  Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to the Incremental Facility shall be identical to the terms and conditions applicable to the Acquisition Term Loan Facility.
Article III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent, Issuing Bank and the Lenders that:

Section 3.01Existence, Qualification and Power.  Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to Borrower), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 3.02Authorization; No Contravention.  The execution, delivery and performance by Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which Borrower is a party or affecting Borrower or the properties of Borrower or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or any Subsidiary or its property is subject, (c) violate any Law in any material respect, or (d) result in the creation or imposition of any Lien upon any of the revenues or assets of such Person, other than Permitted Liens.
Section 3.03Governmental Authorization; Other Consents.  Except (a) those consents set forth on Schedule 3.03 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, and (ii) where the failure to obtain such consents would not reasonably be expected to result in a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.
Section 3.04Execution and Delivery; Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.  Each Collateral Vessel Mortgage, when executed and delivered, will create in favor of the Mortgagee as mortgagee and security trustee for the benefit of the Secured Parties, a legal, valid, and binding obligation of the applicable Collateral Vessel Owner, enforceable against such Collateral Vessel Owner under applicable law in accordance with its terms, and upon proper recordation with the NVDC, each such Collateral Vessel Mortgage will constitute a “preferred mortgage” over the whole of the Documented Collateral Vessels therein named within the meaning of Section 31301(6)(A) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a vessel registered under the laws and flag of the United States.
Section 3.05Financial Statements; No Material Adverse Effect.
(a)Financial Statements.  All financial statements which have been delivered to Administrative Agent and Lenders were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, with respect to unaudited financial statements, subject to the absence of notes and to normal year-end audit adjustments.
(b)No Material Adverse Change.  Since the effective date of the most recent financial statements referred to in this Section, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.06Litigation.  Except as set forth on Schedule 3.06, there are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any Subsidiary or against any of their properties or revenues that (a) could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
Section 3.07No Material Adverse Effect; No Default.  Neither Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 3.08Property.
(a)Ownership of Properties.  Each of Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Intellectual Property.  Each of Borrower and its Subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by Borrower and its Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of Borrower or any Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.
Section 3.09Taxes.  Borrower and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 3.10Disclosure.  Borrower has disclosed to Administrative Agent, Issuing Bank and the Lenders all agreements, instruments and corporate or other restrictions to which Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of Borrower to any Agent, Issuing Bank or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).
Section 3.11Compliance with Laws.  Each of Borrower and its Subsidiaries is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All Environmental Permits required for the business of Borrower and each of its Subsidiaries, the Collateral Vessels, and any other property, facility or vessel owned, operated, leased or occupied by Borrower or any of its Subsidiaries have been secured and Borrower and each of its Subsidiaries is in compliance therewith, except for such failures to secure or comply as could not reasonably be expected to have a Material Adverse Effect.  Hazardous Materials have not at any time been (x) generated, used, treated or stored on, transported to or from, or present in, under, on or at, any Collateral Vessel, or any real property or other facility or vessel at any time owned, leased, operated or occupied by Borrower or any of its Subsidiaries, or (y) Released on or from any such Collateral Vessel, real property or other facility or vessel, except in each case for clauses (x) and (y) above where such occurrence or event, either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
Section 3.12ERISA Compliance.
(a)Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the knowledge of Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(c)No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d)The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount.  As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is an amount that, if such amount were to become a liability of Borrower, would not reasonably be expected to have a Material Adverse Effect.
(e)To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
Section 3.13Environmental Matters.  Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of Borrower or any Subsidiary.
Section 3.14Margin Regulations.  Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Credit Extension hereunder will be used to buy or carry any Margin Stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
Section 3.15Investment Company Act.  Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.16Sanctions; Anti-Corruption.
(a)None of Borrower, any of its Subsidiaries, any Guarantor, or, to the knowledge of Borrower, any director, officer, employee, agent, or affiliate of Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are:  (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).
(b)Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents of Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.  Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
Section 3.17Solvency.  Borrower is Solvent.
Section 3.18Beneficial Ownership Certification.  As of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(m) is true and correct in all respects and (b) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.14 is true and correct in all respects.
Section 3.19Subsidiaries and Ventures.
(a)As of the Closing Date, Borrower has no Subsidiaries or joint ventures or partnerships other than those listed on Schedule 3.19(a).  Schedule 3.19(a) sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of Borrower’s ownership interest in such Person as of the Closing Date.  As of the Closing Date, all of the outstanding capital stock or other ownership interests of each Person described in Schedule 3.19(a) has been validly issued, is fully paid, and is nonassessable.
(b)As of the Closing Date, Borrower and its Subsidiaries have no Excluded Subsidiaries other than those listed on Schedule 3.19(b).  Schedule 3.19(b) sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of Borrower’s or its Subsidiary’s ownership interest in such Person as of the Closing Date.
Section 3.20Intentionally Deleted.
Section 3.21Vessel Charters.  As of the Closing Date, none of the Initial Collateral Vessels is subject to any Charter or similar agreement for the use or employment of any Collateral Vessel other than those listed on Schedule 3.21.
Section 3.22Citizenship.  Borrower and each Collateral Vessel Owner which owns or operates, or will own or operate, one or more Collateral Vessels is a U.S. Citizen and is qualified to own and operate such Collateral Vessel in the U.S. Coastwise Trade.
Section 3.23Flag Jurisdiction; Collateral Vessel Tracking Devices.
(a)Each Documented Collateral Vessel is duly flagged and duly registered under the flag of the United States.
(b)Each Documented Collateral Vessel is equipped with one or more fully functional location tracking devices.
(c)Each Documented Collateral Vessel is duly documented with the NVDC in the name of the applicable Collateral Vessel Owner with an endorsement for operation in U.S. Coastwise Trade, and each Certificate of Documentation is valid and unexpired.
(d)Each Collateral Vessel is either a Documented Collateral Vessel or an Undocumented Collateral Vessel.
Article IV

CONDITIONS
Section 4.01Closing Date.  The obligation of each Lender (including each Swingline Lender and Issuing Bank) to make Credit Extensions hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by Administrative Agent, such document shall be in form and substance satisfactory to Administrative Agent, Issuing Bank and each Lender):
(a)Executed Counterparts.  Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (or written evidence satisfactory to Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement);
(b)Certificates.  Administrative Agent shall have received such customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of Borrower and each other Obligated Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;
(c)Corporate Documents.  Administrative Agent shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as Administrative Agent may reasonably request relating to the organization, existence and good standing of Borrower and each other Obligated Party and any other legal matters relating to Borrower and each other Obligated Party, the Loan Documents or the transactions contemplated thereby;
(d)Notes.  Administrative Agent shall have received the Notes executed by Borrower in favor of each Lender requesting Notes;
(e)Guaranty.  Administrative Agent shall have received the Guaranty executed by each Guarantor;
(f)Security Documents.  Administrative Agent shall have received the Security Documents executed by Borrower and any other Obligated Parties, together with such stock powers or other agreements or instruments of transfer as Administrative Agent may request to perfect its Lien on any Collateral to the extent required under such Security Documents;
(g)Financing Statements.  Administrative Agent shall have received UCC financing statements reflecting Borrower and any other Obligated Parties, as debtors, and Administrative Agent, as secured party, which are required to grant a Lien to secure the Obligations and covering such Collateral as Administrative Agent may request;
(h)Insurance Matters.  Administrative Agent shall have received copies of insurance certificates describing all insurance policies required by Section 5.06, together with loss payable and lender endorsements in favor of Administrative Agent with respect to all insurance policies covering Collateral;

(i)Lien Searches.  Administrative Agent shall have received the results of UCC Lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Obligated Party in the appropriate filing offices, such searches to be as of a date acceptable to Administrative Agent and reflecting no Liens against any of the intended Collateral, other than Permitted Liens or any other Liens being released concurrently with the initial Credit Extension;
(j)Opinion of Counsel.  Administrative Agent shall have received an opinion of Jones Walker, LLP, counsel to Borrower and Guarantors, addressed to Administrative Agent, Issuing Bank and the Lenders and dated the Closing Date (and Borrower hereby instructs such counsel to deliver such opinion to such Persons);
(k)Fees and Expenses.  Borrower shall have paid all reasonable and documented fees, costs and expenses (including reasonable and documented legal fees and expenses) agreed in writing to be paid by it to Administrative Agent, Issuing Bank and the Lenders in connection herewith (including pursuant to the Fee Letters) to the extent due (and, in the case of reasonable and documented expenses (including reasonable and documented legal fees and expenses), to the extent that statements for such expenses shall have been delivered to Borrower on or prior to the Closing Date);
(l)Payoff of Existing Indebtedness; Release of Liens.  Administrative Agent shall have received evidence that all existing Indebtedness owing by Borrower (other than Permitted Indebtedness) has been or concurrently with the Closing Date is being paid in full, that all commitments related thereto have been or concurrently with the Closing Date are being terminated, and all Liens securing such obligations have been or concurrently with the Closing Date are being released, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent;
(m)KYC Information.  Upon the reasonable request of any Lender or Issuing Bank made at least ten days prior to the Closing Date, Borrower shall have provided to such Lender or Issuing Bank (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date, and (ii) a Beneficial Ownership Certification in relation to Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;
(n)Financial Statements.  Borrower shall have delivered to the Lenders and Issuing Bank such financial statements and reports as Lenders and Issuing Bank reasonably request;
(o)Closing Certificate.  Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions set forth in this Section and in clauses (b) and (c) of Section 4.02;
(p)Closing Date Borrowing Base Certificate.  Administrative Agent shall have received a duly completed Borrowing Base Certificate dated as of the Closing Date;
(q)Appraisals.  Administrative Agent shall have received an appraisal of Borrower’s and its Subsidiaries’ Equipment with results satisfactory to Administrative Agent in its sole discretion;
(r)Vessel Documents.  Administrative Agent shall have received the following documents and instruments (to the extent applicable) for the Initial Collateral Vessels:
(i)a copy of the Certificate of Documentation for each Documented Collateral Vessel;

(ii)if applicable, the Certificate of Financial Responsibility;
(iii)if applicable, the Certificate of Inspection;
(iv)if applicable, the Load Line Certificate;
(v)if applicable, a copy of such Initial Collateral Vessel’s class certificate and a confirmation of class certificate or equivalent reasonably acceptable to the Administrative Agent issued by the applicable classification society on a date not more than ten (10) Business Days prior to the Closing Date, without any material and overdue exceptions or recommendations;
(vi)if applicable, the International Tonnage Certificate;
(vii)copies of all Charters which any Initial Collateral Vessel is subject, if any;
(viii)copies of all insurance certificates, evidencing the insurances covering the Initial Collateral Vessels;
(ix)written advice from Borrower’s insurance brokers of the Insurances currently in place;
(x)a copy of the abstract of title for each Initial Collateral Vessel that is a Documented Collateral Vessel showing each such Initial Collateral Vessel to be free and clear of mortgages, liens and other encumbrances other than those being released on the Closing Date;
(xi)a satisfaction of mortgage, duly executed by each Person having a preferred ship mortgage over any Initial Collateral Vessel that is a Documented Collateral Vessel, in form acceptable for filing with the NVDC, releasing its mortgage on such Initial Collateral Vessel;
(xii)UCC Lien searches for all Initial Collateral Vessels that are Undocumented Collateral Vessels showing each such Initial Collateral Vessels to be free and clear of Liens other than those being released on the Closing Date; and
(xiii)UCC termination statements by each Person having a Lien over any Initial Collateral Vessel that is an Undocumented Collateral Vessel, in form acceptable for filing with the applicable filing office.
(s)Due Diligence.  Administrative Agent and its legal counsel shall have completed a due diligence investigation of Borrower, its Subsidiaries, the other Obligated Parties, and their respective Affiliates, including the ownership and capital structure thereof, in scope, and with results, reasonably satisfactory to Administrative Agent and its legal counsel; and
(t)Other Documents.  Administrative Agent shall have received such other documents, certificates, assignments, and subordination agreements (including, without limitation, subordination agreement from any charterers under any existing Charters of the Initial Collateral Vessels) as Administrative Agent or the Required Lenders (through Administrative Agent) may reasonably request.

Without limiting the generality of Section 8.03(c), for purposes of determining satisfaction of the conditions specified in this Section, each Lender or Issuing Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or Issuing Bank unless Administrative Agent shall have received notice from such Lender or Issuing Bank prior to the proposed Closing Date specifying its objection thereto.

Section 4.02Conditions to All Credit Extensions.  The obligation of each Lender (including each Swingline Lender) and Issuing Bank to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions:
(a)Administrative Agent and, if applicable, the applicable Swingline Lender or Issuing Bank shall have received a written Borrowing Request or request for L/C Credit Extension, as applicable, in accordance with the requirements hereof;
(b)the representations and warranties of Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(c)no Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof;
(d)with respect to each request for an Equipment Term Loan Borrowing:
(i)such Equipment Term Loan Borrowing shall not exceed (A) with respect to the acquisition of new Equipment, one hundred percent (100%) of the cost of such Equipment as approved by Administrative Agent, and (B) with respect to the acquisition of used Equipment, eighty percent (80%) of the cost of such Equipment as approved by Administrative Agent;
(ii)if such Equipment is an Acceptable Equipment Loan Vessel, applicable Collateral Vessel Owner acquiring such Acceptable Equipment Loan Vessel shall have delivered (or caused the following to be delivered) the following to Administrative Agent (each in form and substance satisfactory to Administrative Agent):
(A)if such Acceptable Equipment Loan Vessel has previously been issued a Certificate of Documentation, a copy of the Certificate of Documentation for such Acceptable Equipment Loan Vessel;
(B)if such Acceptable Equipment Loan Vessel has not been issued a Certificate of Documentation, then either (I) such Acceptable Equipment Loan Vessel has not been issued a certificate of title or certificate of registration or other evidence of registration under the law of any State, or (II) if a certificate of title or certificate of registration or other evidence of registration under the law of any State has been issued, then the applicable Collateral Vessel Owner shall have delivered a certificate of title or certificate of registration or other evidence of registration under the law of any State;
(C)an abstract of title (or if applicable, a UCC Lien search) showing such Acceptable Equipment Loan Vessel to be free and clear of all recorded Liens and encumbrances other than Liens to be paid in full with the requested Equipment Term Loan Borrowing and which Liens shall be promptly discharged following such payment;
(D)a copy of the Load Line Certificate, Certificate of Inspection (or temporary Certificate of Inspection) and such other certificates for such Acceptable Equipment Loan Vessel (as may be applicable);

(E)copies of all charters and other contracts for the use or employment of such Acceptable Equipment Loan Vessel, and if requested by Administrative Agent, subordination agreements from the charterers or other counterparties of such charters or other contracts;
(F)an appraisal for such Acceptable Equipment Loan Vessel addressed to Administrative Agent;
(G)if such Acceptable Equipment Loan Vessel has previously been issued a Certificate of Documentation, a copy of the U.S. Coast Guard Form CG-1258 pursuant to which the applicable Collateral Vessel Owner shall apply for an exchange or issuance of the Certificate of Documentation for such Acceptable Equipment Loan Vessel;
(H)for any Acceptable Equipment Loan Vessel that has previously been issued a Certificate of Documentation, a U.S. Coast Guard Form CG-1340 Bill of Sale in favor of the applicable Collateral Vessel Owner, duly signed by the seller and properly notarized and in form acceptable for filing with the NVDC, pursuant to which the seller shall transfer title to such Acceptable Equipment Loan Vessel to the applicable Collateral Vessel Owner or confirmation from Marine Documentation, Inc. (or another escrow agent reasonably acceptable to Administrative Agent) that Marine Documentation, Inc. (or such other escrow agent) is holding such Bill of Sale in escrow and that such Bill of Sale shall be filed with the NVDC upon seller’s receipt of the sale proceeds;
(I)for any newly constructed Acceptable Equipment Loan Vessel which are eligible for documentation with the NVDC, a copy of the Builder’s Certification and First Transfer of Title in favor of the applicable Collateral Vessel Owner, or, if the builder has documented such Vessel in its own name, a U.S. Coast Guard Form CG-1340 Bill of Sale in favor of the applicable Collateral Vessel Owner, in either case duly signed by the builder and properly notarized and in form acceptable for filing with the NVDC, pursuant to which the builder shall transfer title to such Acceptable Equipment Loan Vessel to the applicable Collateral Vessel Owner or confirmation from Marine Documentation, Inc. (or another escrow agent reasonably acceptable to Lender) that Marine Documentation, Inc. (or such other escrow agent) is holding the Builder’s Certification and First Transfer of Title or Bill of Sale in escrow and that such Builder’s Certification and First Transfer of Title or Bill of Sale, as applicable, shall be filed with the NVDC upon builder’s receipt of the outstanding amount then due for such Acceptable Equipment Loan Vessel;
(J)a copy of purchase protocol and delivery of acceptance for such Acceptable Equipment Loan Vessel, duly executed by the seller and the applicable Collateral Vessel Owner; and
(K)if such Acceptable Equipment Loan Vessel has previously been issued a Certificate of Documentation, a Collateral Vessel Mortgage and an Insurances Assignments covering such Acceptable Equipment Loan Vessel, duly executed and delivered by the applicable Collateral Vessel Owner;
(iii)Borrower shall have delivered such invoices and other documents with respect to the Equipment to be purchased with the proceeds of such Equipment Term Loan Borrowing as Administrative Agent may reasonably request;
(iv)Administrative Agent shall have approved such Equipment and the terms of such acquisition;
(v)Administrative Agent shall have selected and notified Borrower of the Equipment Term Loan Amortization for such Equipment Term Loan Borrowing;
(vi)Borrower shall have executed and delivered all further instruments and documents (including the delivery of certificated securities, if any, and supplements to all schedules to the Loan Documents), authenticate, execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary, or as Administrative Agent may reasonably request, in order to perfect and preserve the pledge, assignment, and security interest granted or purported to be granted in such Equipment; and
(e)with respect to each request for an Acquisition Term Loan Borrowing, such Acquisition Term Loan Borrowing shall be for a Permitted Acquisition and Borrower shall have executed and/or delivered all instruments, agreements, certificates, other documents and other information required by the definition of “Permitted Acquisition”.

Each Borrowing Request or request for L/C Credit Extension, as applicable, by Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by Borrower on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b) and (c) above in this Section.

Article V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full and all Letters of Credit shall have expired or been canceled (without any pending drawings), Borrower covenants and agrees with Administrative Agent, Issuing Bank and the Lenders that:

Section 5.01Financial Statements.  Borrower will furnish to Administrative Agent, Issuing Bank and each Lender:
(a)as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower (or, if earlier, five (5)  days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2025), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)as soon as available, but in any event within forty-five (45) days after the end of each of fiscal quarter of each fiscal year of Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended December 31, 2025), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; and
(c)as soon as available, but in any event at least thirty (30) days after the end of each fiscal year of Borrower, forecasts prepared by management of Borrower and a summary of material assumptions used to prepare such forecasts, in form satisfactory to Administrative Agent, including projected consolidated balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries on a quarterly basis for such fiscal year.
Section 5.02Certificates; Other Information.  Borrower will deliver to Administrative Agent, Issuing Bank and each Lender:
(a)concurrently with the delivery of the financial statements referred to in Section 5.01(a), but only to the extent consistent with accounting industry policies generally followed by independent certified public accountants, a certificate of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default arising from a breach under Section 6.12 or, if any such Default shall exist, stating the nature and status of such event;
(b)concurrently with the delivery of the financial statements referred to in Section 5.01(a) and (b), a duly completed Compliance Certificate;
(c)as soon as available, and in any event within thirty (30) days after the end of each fiscal year of Borrower, one or more appraisals of Borrower’s and its Subsidiaries’ Equipment (including Collateral Vessels), in form and substance satisfactory to Administrative Agent in its sole discretion;
(d)(i) concurrently with the delivery of the financial statements referred to in Section 5.01(b), (ii) within thirty (30) days after the end of any calendar month in which the aggregate net orderly liquidation value or fair market value of Borrowing Base Assets Disposed in such trailing 12-month period exceeds the Materiality Threshold, and (iii) within thirty (30) days after the end of any calendar month in which the aggregate net orderly liquidation value or fair market value of Borrowing Base Assets moved outside of the United States, any territory of the United States or United States territorial waters in such trailing 12-month period exceeds the Materiality Threshold, a duly completed Borrowing Base Certificate;
(e)concurrently with the delivery of the financial statements referred to in Section 5.01(b), each of:
(i)an account receivable aging, classifying Borrower’s and each of its Subsidiaries’ accounts receivable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice, in such form and detail as Administrative Agent shall require;
(ii)an account payable aging, classifying Borrower’s and each of its Subsidiaries’ accounts payable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice, in such form and detail as Administrative Agent shall require; and
(iii)a backlog report, in such form and detail as Administrative Agent shall reasonably require.
(f)promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements that Borrower or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;
(g)promptly after the furnishing thereof, copies of any material request or notice received by Borrower or any Subsidiary, or any statement or report furnished by Borrower or any Subsidiary to any holder of debt securities of Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;
(h)promptly after receipt thereof by Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof; and
(i)promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower, any Subsidiary, or any other Obligated Party, or compliance with the terms of the Loan Documents, as Administrative Agent or Issuing Bank or any Lender (through Administrative Agent) may from time to time reasonably request; or (ii) information and documentation reasonably requested by Administrative Agent, Issuing Bank or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.
Section 5.03Notices.  Borrower will promptly notify Administrative Agent, Issuing Bank and each Lender of:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;
(d)notice of any action arising under any Environmental Law or of any noncompliance by Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(e)any material change in accounting or financial reporting practices by Borrower or any Subsidiary;
(f)any matter or development that has had or could reasonably be expected to have a Material Adverse Effect;
(g)any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(h)promptly, and in any event within five (5) Business Days after Borrower obtains actual knowledge thereof, notice of:
(i)any casualty which is or is likely to become a Major Casualty in respect of any Collateral Vessel;
(ii)any intended drydocking, survey or lay-up of any Collateral Vessel to the extent that such drydock, survey or lay-up will continue period of not less than one hundred eighty (180) days;
(iii)the receipt by any Collateral Vessel Owner which owns a Documented Collateral Vessel of any notice or other correspondence from the NVDC with respect to its eligibility to own and document vessels under the laws and flag of the United States pursuant to 46 U.S.C. §12103(b) and the applicable implementing regulations thereunder and to own and operate vessels in the United States coastwise trade pursuant to the requirements of 46 U.S.C. §50501 or, if applicable, 46 U.S.C. §55111;
(iv)any arrest or threatened arrest of any Collateral Vessel in which any Lien is asserted against such vessel for loss, damage or expense which is covered by insurance required hereunder, and it is necessary for such Borrower to obtain a bond or supply other security to prevent arrest of such Collateral Vessel on account of such claim or lien;
(v)actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel, or the arrest capture, condemnation, confiscation, registration, seizure or forfeiture of a Collateral Vessel; or
(vi)any Undocumented Collateral Vessel becoming a Documented Collateral Vessel.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the occurrence requiring such notice and stating what action Borrower has taken and proposes to take with respect thereto.

Section 5.04Preservation of Existence, Etc.  Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 or 6.04; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 5.05Maintenance of Properties.  Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  If, upon inspection of any Collateral Vessel by Administrative Agent (or its agents), Administrative Agent shall discover that such Collateral Vessel is in a condition of disrepair in violation of this Section 5.05 or Section 4(l)(xiii) of the applicable Collateral Vessel Mortgage, Administrative Agent shall have the right to call for the repair of such Collateral Vessel within thirty (30) days, and if such repairs require such Collateral Vessel to be drydocked, such Collateral Vessel shall be drydocked within such 30-day period, or such later time acceptable to Administrative Agent, such repairs and drydocking to be at Borrower’s sole cost and expense and to the satisfaction of Administrative Agent.
Section 5.06Maintenance of Insurance.  Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons; provided, that in any event Borrower will maintain and cause each of its Subsidiaries to maintain property insurance and comprehensive general liability insurance, in each case reasonably satisfactory to Administrative Agent.  Each insurance policy covering Collateral shall name Administrative Agent as loss payee and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without 30 days’ prior written notice to Administrative Agent, except for cancellation due to nonpayment of premium, which notice will delivered with at least 10 days’ prior written notice.  In addition, each Collateral Vessel Owner shall at all times maintain the insurance with respect to the Documented Collateral Vessels as required by the Collateral Vessel Mortgages.  In the case of any Undocumented Collateral Vessel, such Collateral Vessel Owner shall (and Borrower shall cause such Collateral Vessel Owner to) at all times maintain insurance with respect to such Undocumented Collateral Vessel in the same amounts and coverages and pursuant to the same terms and conditions as required by the Collateral Vessel Mortgages.
Section 5.07Payment of Obligations.  Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.08Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.09Environmental Matters.  Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrower will, and will cause each of its Subsidiaries to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of Borrower or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of Borrower or any of its Subsidiaries.
Section 5.10Books and Records.  Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.
Section 5.11Inspection Rights.  Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of Administrative Agent and Issuing Bank and any Lender to visit and inspect any of its properties, to conduct Collateral and field audits and appraisals, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that, other than with respect to such visits, inspections and appraisals due to events, including, but not limited to, material Capital Expenditures, occurrence of a Default, any matter or development that has had or could reasonably be expected to have a Material Adverse Effect, and/or decline in market conditions (each, a “Change in Circumstances”), (a) only Administrative Agent on behalf of Issuing Bank and Lenders may exercise rights under this Section and (b) Administrative Agent shall not exercise such rights more often than one time during any calendar year (and with respect to appraisals only pursuant to Section 5.02(c)); provided, further, that when a Change in Circumstances exists Administrative Agent or Issuing Bank or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of Borrower and at any time during normal business hours and without advance notice.  Administrative Agent, Issuing Bank and the Lenders shall give Borrower the opportunity to participate in any discussions with Borrower’s accountants.
Section 5.12Use of Proceeds.  Borrower will, and will cause each of its Subsidiaries to, use (a) the proceeds of the Revolving Loans, and use the Letters of Credit issued hereunder for general corporate purposes of Borrower and its Subsidiaries, (b) the proceeds of the Equipment Term Loans for the acquisition of Equipment of Borrower and its Subsidiaries and fees, costs and expenses in connection therewith, and (c) the proceeds of the Acquisition Terms Loans for (i) with respect to the initial $40,000,000.00 of the Acquisition Term Loan Commitment, one or more Permitted Acquisitions and fees, costs and expenses in connection therewith, and (ii) with respect to any Incremental Facility, one or more Permitted Acquisitions, and, in each case, not in contravention of any Law or of any Loan Document.
Section 5.13Sanctions; Anti-Corruption Laws.  Borrower will maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.  Borrower and each Collateral Vessel Owner shall (i) ensure that each Collateral Vessel shall not be used directly, or to Borrower’s or any such Collateral Vessel Owner’s knowledge, indirectly in trading in violation of Sanctions, (ii) ensure that each Collateral Vessel shall not be used directly, or to Borrower’s or any such Collateral Vessel Owner’s knowledge, indirectly in trading in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances relating to such Collateral Vessel.
Section 5.14Additional Beneficial Ownership Certification.  At least five (5) days prior to any Person becoming a Borrower, if requested by any Lender, Borrower shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to Administrative Agent, Issuing Bank and the Lenders.
Section 5.15Depository Relationship.  Subject to Section 5.18, Borrower will, and will cause each of its Subsidiaries to, maintain Administrative Agent as its primary depository bank, including for the maintenance of business, cash and treasury management, commercial card services, operating and administrative deposit accounts.
Section 5.16Further Assurances.  Borrower will, and will cause each of its Subsidiaries to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral.
Section 5.17Liens on Real Estate.  Except as consented to in by writing by

Administrative Agent in its sole discretion, the Obligations shall be secured by a valid and enforceable first priority Lien on the Real Estate pursuant to the Mortgages.  Except as consented to in by writing by Administrative Agent in its sole discretion, in the event that Borrower or any Subsidiary owns or hereafter acquires any Real Estate, Borrower shall, or shall cause such Subsidiary to, execute and deliver to Administrative Agent a Mortgage for the purpose of granting to Administrative Agent (or a security trustee therefor) a Lien on such Real Estate to secure the Obligations, shall pay all taxes, costs, and expenses incurred by Administrative Agent in recording such Mortgage, and shall supply to Administrative Agent at Borrower’s cost and expense a survey, flood certificate, and such other instruments, documents, certificates, and opinions required by Administrative Agent in connection therewith.
Section 5.18Post-Closing Covenant.  Borrower will, and will cause each of its Subsidiaries to, as applicable, to execute and deliver the documents and take each action set forth on Schedule 5.17, in each case within the applicable corresponding time limits specified on such schedule.
Article VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full and all Letters of Credit shall have expired or been canceled (without any pending drawings), Borrower covenants and agrees with Administrative Agent, Issuing Bank and the Lenders that:

Section 6.01Indebtedness.  Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancings, refundings, renewals or extensions thereof; provided, that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest and a reasonable premium plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(c)Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary;
(d)(i) Bank Product Obligations; and (ii) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract; provided, that such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes;
(e)Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.02(i); provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $50,000,000; provided, further, that the aggregate amount of all such Indebtedness permitted by this Section 6.02(e) may be increased to $80,000,000, so long as both immediately prior to any such action and after giving pro forma effect thereto Borrower is in compliance with the financial covenants set forth in Section 6.12 hereof;
(f)Indebtedness of Borrower or any Subsidiary as an account party in respect of commercial letters of credit;
(g)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;
(h)Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the Ordinary Course of Business or (ii) arising under or in connection with cash management services in the Ordinary Course of Business;
(i)Subordinated Indebtedness;
(j)Indebtedness incurred in the Ordinary Course of Business of Borrower and its Subsidiaries in the nature of open accounts (extended by suppliers on normal trade terms in connection with purchases of goods and services), accrued liabilities and deferred income, taxes and judgments or orders for the payment of money to the extent such judgments or orders do not result in any Event of Default or result in any Liens prohibited hereunder;
(k)Indebtedness consisting of the financing of insurance premiums payable within one (1) year.
(l)any Acquired Indebtedness in an aggregate amount not to exceed $20,000,000;
(m)Indebtedness representing deferred compensation or stock-based compensation to employees of Borrower and its Subsidiaries;
(n)Guarantees of the obligations of Strategic Joint Ventures in an aggregate amount not to exceed $10,000,000 (or such greater amount as Administrative Agent may from time to time approve in writing);
(o)unsecured Indebtedness, in an aggregate principal amount at any time outstanding not to exceed $1,500,000.
Section 6.02Liens.  Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens existing on the date hereof and listed on Schedule 6.02 and any renewals or extensions thereof; provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.01(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01(b);
(b)Liens in favor of Administrative Agent for the benefit of the Secured Parties;
(c)Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)pledges or deposits in the Ordinary Course of Business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to Borrower or a Subsidiary;
(f)deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Borrower and its Subsidiaries;
(h)Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) not constituting an Event of Default under Section 7.01(j);
(i)Liens securing Indebtedness permitted under Section 6.01(e); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)Liens solely on earnest money deposits made by Borrower or any Subsidiary in connection with a letter of intent or purchase agreement with respect to a Permitted Acquisition;
(k)Liens on the unearned portion of insurance premiums in favor of insurers (or other Persons financing the payment of insurance premiums) securing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such insurance policies and the proceeds of such policies;
(l)Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;
(m)Liens pursuant to Section 5-118 of the Uniform Commercial Code of any state (or any comparable provision of any foreign Law) in favor of the issuer or nominated person of letters of credit permitted pursuant to Section 6.01;
(n)any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the Ordinary Course of Business;
(o)leases, licenses, subleases or sublicenses granted to others in the Ordinary Course of Business that do not (i) interfere in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries, or (ii) secure any Indebtedness;
(p)Liens securing Subordinated Indebtedness;

(q)Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided, that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements and accessions thereto and replacements or proceeds thereof);
(r)Permitted Maritime Liens; and
(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business.
Section 6.03Fundamental Changes.  Borrower will not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)any Subsidiary may merge with (i) Borrower; provided, that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided, that when any Subsidiary is merging with a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person;
(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided, that if the transferor in such a transaction is a Subsidiary, then the transferee shall either be Borrower or a Subsidiary Guarantor;
(c)Borrower and its Subsidiaries may make Dispositions permitted by Section 6.04; and
(d)any Investment permitted by Section 6.06 may be structured as a merger, consolidation or amalgamation;
(e)any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.
(f)any Excluded Subsidiary may (i) merge, dissolve, liquidate, consolidate with or into another Person; provided, that if such Person is an Obligated Party, such Obligated Party shall be the continuing or surviving Person, or (ii) Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
Section 6.04Dispositions.  Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete or worn out or no longer useful property, whether now owned or hereafter acquired, in the Ordinary Course of Business;
(b)Dispositions of inventory and Investments in the Ordinary Course of Business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Subsidiary to Borrower or to a Subsidiary

Guarantor;
(e)Dispositions permitted by Section 6.03;
(f)Dispositions in the form of sale-leaseback transactions so long as (i) both immediately prior to any such action and after giving pro forma effect thereto, (A) no Default shall have occurred and be continuing, and (B) Borrower is in compliance with the financial covenants set forth in Section 6.12 hereof;
(g)leases, licenses, subleases or sublicenses (including the provision of open-source software under an open-source license) granted in the Ordinary Course of Business and on ordinary commercial terms that do not interfere in any material respect with the business of Borrower and its Subsidiaries;
(h)Dispositions of intellectual property rights that are no longer used or useful in the business of Borrower and its Subsidiaries;
(i)the discount, write-off or Disposition of accounts receivable overdue by more than 30 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the Ordinary Course of Business;
(j)the granting in the Ordinary Course of Business of (i) non-exclusive intellectual property licenses, and (ii) leases, licenses, subleases or sublicenses of real property;
(k)Dispositions of assets and other property from any Obligated Party to another Obligated Party;
(l)Dispositions of assets and property to any Strategic Joint Venture, if all of the following conditions are met:  (i) no Default or Event of Default has occurred and is continuing or will result from such disposition, (ii) the fair market value of assets and property of Borrower and its Subsidiaries  transferred or otherwise disposed of to any Strategic Joint Venture in any fiscal year does not exceed $30,000,000 and (iii) the consideration received for any such disposition is at least equal to the fair market value of the applicable assets and the disposition is otherwise made on arm's length terms;
(m)Dispositions of Equipment if all of the following conditions are met:  (i) no Default or Event of Default has occurred and is continuing or will result from such disposition, (ii) the aggregate net orderly liquidation value of vessels of Borrower and its Subsidiaries sold or otherwise disposed of in any fiscal year does not exceed $30,000,000, (iii) the consideration received for any such disposition is at least equal to the lesser of (a) eighty percent (80%) of the net orderly liquidation value of such vessel, as set forth in the most recent appraisal delivered pursuant to Section 5.02(c), and (b) sixty percent (60%) of the fair market value of such vessel, as set forth in the most recent appraisal delivered pursuant to Section 5.02(c), and (iv) at least seventy-five percent (75%) of the consideration received for any such disposition is cash or cash equivalents;
(n)Disposition of assets as a result of an involuntary loss (including any eminent domain proceedings), damage or other casualty event;
(o)Restricted Payments permitted by Section 6.05 and Investments permitted by Section 6.06; and
(p)Dispositions by Borrower and its Subsidiaries not otherwise permitted under this Section; provided, that the aggregate book value of all property Disposed of pursuant to this clause (p) in any fiscal year shall not exceed $5,000,000.
Section 6.05Restricted Payments.  Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Subsidiary may make Restricted Payments to Borrower or to any Subsidiary Guarantor, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;
(b)Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(c)Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(d)Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options; and
(e)Borrower may (i) declare or pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests in each case so long as (i) both immediately prior to any such action and after giving pro forma effect thereto, (A) no Default shall have occurred and be continuing, and (B) Borrower is in compliance with the financial covenants set forth in Section 6.12 hereof.
Section 6.06Investments.  Borrower will not, and will not permit any Subsidiary to, make any Investments, except:
(a)Investments held by Borrower or such Subsidiary in the form of Cash Equivalents;
(b)(i) Investments in Subsidiaries in existence on the Closing Date, and (ii) other Investments in existence on the Closing Date and identified on Schedule 6.06, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;
(c)advances to officers, directors and employees of Borrower and its Subsidiaries in an aggregate amount not exceeding $2,000,000 at any time outstanding, for travel, entertainment, relocation and similar ordinary business purposes;
(d)Investments of Borrower in any Subsidiary Guarantor, and Investments of any Subsidiary Guarantor in another Subsidiary Guarantor, including Investments made pursuant to the Master Intercompany Note;
(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit losses;
(f)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the Ordinary

Course of Business;
(g)Investments consisting of the indorsement by Borrower or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the Ordinary Course of Business;
(h)to the extent constituting an Investment, transactions otherwise permitted by Sections 6.01, 6.03 and 6.05;
(i)Investments consistent of Permitted Acquisitions; and
(j)Investments in Excluded Subsidiaries; provided, that the aggregate amount of all such Investments at any time outstanding shall not exceed $20,000,000.
Section 6.07Transactions with Affiliates.  Except as set forth on Schedule 6.07,  Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the Ordinary Course of Business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided, that the foregoing restriction shall not apply to (a) transactions between or among Borrower and any of the Subsidiary Guarantors or between and among any Subsidiary Guarantors, (b) Restricted Payments permitted by Section 6.05 and (c) Investments permitted by Section 6.06(b), (c) or (d).
Section 6.08Certain Restrictive Agreements.  Borrower will not, and will not permit any Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (ii) any Subsidiary to Guarantee Indebtedness of Borrower or (iii) Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.01(e) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
Section 6.09Changes in Fiscal Periods.  Borrower will not permit the last day of its fiscal year to end on a day other than December 31 or change Borrower’s method of determining its fiscal quarters.
Section 6.10Changes in Nature of Business.  Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.
Section 6.11Restriction on Use of Proceeds.  Borrower will not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
Section 6.12Financial Covenants.
(a)Consolidated Fixed Charge Coverage Ratio.  Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Borrower to be less than 1.20 to 1.00, commencing with Borrower’s fiscal quarter ending March 31, 2026.

(b)Consolidated Senior Leverage Ratio.  Borrower will not permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of Borrower to be greater than 3.00 to 1.00, commencing with Borrower’s fiscal quarter ending March 31, 2026.
Section 6.13Sanctions; Anti-Corruption Use of Proceeds.  Borrower will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).
Section 6.14Payment of Subordinated Indebtedness.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, make any scheduled, optional or voluntary payment, prepayment, repurchase or redemption of any Subordinated Indebtedness, except if and to the extent permitted by the terms of the applicable Subordination Agreement.
Section 6.15Subsidiaries.  Borrower shall not, directly or indirectly, form or acquire any Subsidiary (other than an Excluded Subsidiary) unless Borrower delivers prior written notice to Administrative Agent thereof and, within 10 days after the date on which such Person becomes a Subsidiary (or such longer period as Administrative Agent may agree in its sole discretion), (a) Borrower shall execute and deliver, or cause such other Person to execute and deliver, to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by Administrative Agent to ensure that Administrative Agent has a perfected Lien on 100% of the Equity Interests of such Domestic Subsidiary; and (b) Borrower shall, or shall cause each such Subsidiary to, (i) become a Subsidiary Guarantor by executing and delivering to Administrative Agent a Guaranty, (ii) execute and deliver all Security Documents requested by Administrative Agent, pledging to Administrative Agent for the benefit of the Secured Parties all of its Property, and take all actions reasonably requested by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such Property, including the filing of UCC financing statements in such jurisdictions as may be reasonably requested by Administrative Agent, and (iii) deliver to Administrative Agent such other documents and instruments as Administrative Agent may reasonably require, including appropriate favorable opinions of counsel to such Subsidiary in form, content and scope reasonably satisfactory to Administrative Agent.  For the avoidance of doubt, any Immaterial Domestic Subsidiary that ceases to satisfy the requirements of the definition of “Immaterial Domestic Subsidiary” shall be subject to the terms and conditions of this Section.
Section 6.16Amendments of Certain Documents.  Borrower shall not, and shall not permit any Subsidiary to, amend or restate (a) any of their respective Organizational Documents in any manner that would be materially adverse to Borrower, such Subsidiary, or any Secured Party, or (b) any instruments, agreements or other documents evidencing or securing Subordinated Indebtedness.
Section 6.17No Documentation of Undocumented Collateral Vessels.  Neither Borrower nor any Collateral Vessel Owner shall cause or permit any Undocumented Collateral Vessel to become a Documented Collateral Vessel or a Titled Collateral Vessel without Administrative Agent’s prior written consent (which consent shall be conditioned upon, among other things (x) with respect to a Documented Collateral Vessel, the applicable Collateral Vessel Owner executing and delivering to the Mortgagee a Collateral Vessel Mortgage in favor of the Mortgagee with respect to such Undocumented Collateral Vessel, or (y) with respect to a Titled Collateral Vessel, the applicable Collateral Vessel Owner delivering a certificate of title or certificate of registration or other evidence of registration under the law of any State).  In the event that any Collateral Vessel Owner shall nevertheless cause or permit an Undocumented Collateral Vessel to become a Documented Collateral Vessel, Administrative Agent is hereby appointed such Collateral Vessel Owner’s attorney in fact (a) to execute and file with the NVDC or any other applicable Governmental Authority a Collateral Vessel Mortgage for such Collateral Vessel in favor of Mortgagee, and (b) to execute such documents, including, without limitation, all necessary documentation with NVDC or any other applicable Governmental Authority, as may be necessary or advisable in Administrative Agent’s sole discretion to perfect or preserve the Mortgagee’s first priority interests in such Collateral Vessel.  This power shall be deemed coupled with an interest and shall be irrevocable while any sum or performance remains due and owing under this Agreement or any of the Loan Documents.
Article VII

EVENTS OF DEFAULT
Section 7.01Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:
(a)Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)Borrower shall fail to pay any interest on any Loan or any L/C Obligation, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;
(c)any representation or warranty made or deemed made by or on behalf of Borrower, any of its Subsidiaries, or any other Obligated Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(d)Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03, 5.04 (with respect to Borrower’s existence), 5.06, 5.11, 5.12, 5.15 or 5.18 or in Article VI;
(e)Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 30 or more days after notice thereof by Administrative Agent to Borrower;
(f)(i) Any default or event of default occurs and continues beyond the expiration of any applicable cure period under any agreement, document, or instrument Borrower, any Subsidiary, or any other Obligated Party has with Administrative Agent, Issuing Bank, any Lender or any Affiliate of any Lender, including any Swap Contract; (ii) any default or event of default occurs and continues beyond the expiration of any applicable cure period with respect to any Subordinated Indebtedness; or (iii)  to the extent not covered under clause (i) or (ii), Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $5,000,000, in each case beyond the applicable grace period with respect thereto, if any; or (iv) to the extent not covered under clause (i) or (ii), Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this clause (f)(iv) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, any of its Subsidiaries, or any other Obligated Party, or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any of its Subsidiaries, or any other Obligated Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)Borrower, any of its Subsidiaries, or any other Obligated Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any of its Subsidiaries, or any other Obligated Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)Borrower, any of its Subsidiaries, or any other Obligated Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)there is entered against Borrower, any of its Subsidiaries, or any other Obligated Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(k)an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000;
(l)a Change of Control shall occur;
(m)any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or Borrower, any of its Subsidiaries, any other Obligated Party, or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or Borrower, any of its Subsidiaries, or any other Obligated Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens) upon any of the Collateral purported to be covered thereby;
(n)the subordination provisions related to any Subordinated Indebtedness or any other agreement, document or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations under the Loan Documents for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions;
(o)with respect to any Guarantor that is a natural Person, there occurs the death or legal incapacity of such Guarantor;
(p)(i) title to all or any part of the Real Estate (other than a Permitted Disposition) shall become vested in any party other than Borrower (or other owner of the Real Estate as of the effective date of the applicable Mortgage, if other than Borrower), whether by operation of law or otherwise, (ii) Borrower (or other owner of the Real Estate as of the effective date of the applicable Mortgage, if other than Borrower) grants any easement or dedication, files any plat, condominium declaration, or restriction, or otherwise encumbers the Mortgaged Premises, other than Permitted Liens; (iii) Borrower (or other owner of the Real Estate as of the effective date of the applicable Mortgage, if other than Borrower) shall abandon any of the Real Estate, or (iv) the holder of any Lien on the Real Estate institutes foreclosure or other proceedings for the enforcement of its remedies thereunder;
(q)any notice shall have been issued by the United States Coast Guard to the effect that any Documented Collateral Vessel is subject to deletion from documentation or the Certificate of Documentation for such Documented Collateral Vessel or any endorsement noted thereon is subject to revocation or cancellation, for any reason whatsoever and such notice is not revoked within ten (10) days of the applicable Documented Collateral Vessel Owner’s receipt thereof which notice if not revoked will likely result in a judgement or loss of $2,000,000; or
(r)Borrower or any Collateral Vessel Owner ceases to be a U.S. Citizen authorized to operate any Collateral Vessel in the U.S. Coastwise Trade;

then, and in every such event (other than an event with respect to Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take any or all of the following actions, at the same or different times:

(i)terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;
(iii)require that Borrower Cash Collateralize the L/C Obligations as provided in Section 2.05(k);
(iv)proceed against any or all of the Documented Collateral Vessels under the Collateral Vessel Mortgages; and
(v)exercise on behalf of itself, the Lenders and Issuing Bank all rights and remedies available to it, the Lenders and Issuing Bank under the Loan Documents and Applicable Law;

provided, that, in case of any event described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

Section 7.02Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to Administrative Agent by Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Sections 2.22 and 2.23, be applied by Administrative Agent as follows:
(i)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under the Fee Letters) payable to Administrative Agent in its capacity as such;
(ii)second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and Letter of Credit fees) payable to the Lenders and Issuing Bank (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed L/C Disbursements, ratably among the Lenders and Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed L/C Disbursements, and unpaid Bank Product Obligations, and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Section 2.05 or 2.23, ratably among the Lenders, Issuing Bank, and Bank Product Providers in proportion to the respective amounts described in this clause (iv) payable to them; provided, that

(x) any such amounts applied pursuant to subclause (B) above shall be paid to Administrative Agent for the ratable account of Issuing Bank to Cash Collateralize such L/C Obligations, (y) subject to Section 2.05(c) or 2.23, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (iv);
(v)fifth, to the payment in full of all other Obligations, in each case ratably among Administrative Agent, Issuing Bank and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider; provided, that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider.  Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

Article VIII

AGENCY
Section 8.01Appointment and Authority.
(a)Each of the Lenders and Issuing Bank hereby irrevocably appoints UMB Bank, N.A., a national banking association, to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as otherwise provided in Section 8.06(b), the provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and Issuing Bank, and neither Borrower nor any other Obligated Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
(b)UMB Bank, N.A., a national banking association, shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including for itself and its Affiliates in their capacities as potential Bank Product Providers) and Issuing Bank hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligated Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)Each of the Secured Parties irrevocably appoints the UMB Bank, N.A., a national banking association, as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Secured Parties or any of them or for the benefit thereof under or pursuant to any Collateral Vessel Mortgage (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Secured Party in any Collateral Vessel Mortgage), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Secured Party pursuant to, or in connection with, any Collateral Vessel Mortgage whether from Borrower, any other Obligated Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Secured Party or any agent of any Secured Party in respect of the same (or any part thereof).  UMB Bank, N.A. as security trustee hereby declares that it will hold as such security trustee in trust for the benefit of the Secured Parties those of the Collateral Vessel Mortgages to be executed in favor of the security trustee, from and after execution thereof, and the UMB Bank, N.A. hereby accepts its appointment as security trustee and agrees to hold, receive, administer and enforce the Collateral Vessel Mortgages and the Collateral covered thereby, which Collateral Vessel Mortgages and Collateral shall constitute the corpus of the trust, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, but UMB Bank, N.A. as security trustee shall have no obligations hereunder or under any of the Collateral Vessel Mortgages except those obligations of UMB Bank, N.A. as security trustee expressly set forth herein and therein.
Section 8.02Rights as a Lender or Issuing Bank.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03Exculpatory Provisions.
(a)Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its branches or Affiliates in any capacity.
(b)Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower, a Lender or Issuing Bank.
(c)Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
Section 8.04Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of any Facility as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06Resignation of Administrative Agent.
(a)Administrative Agent may at any time give notice of its resignation to the Lenders, Issuing Bank and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.  To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed

Administrative Agent shall at or reasonably promptly following the Resignation Effective Date cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to Issuing Bank ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by it, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.
Section 8.07Non-Reliance on Administrative Agent, Issuing Bank and Other Lenders.  Each Lender and Issuing Bank expressly acknowledges that none of Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by any Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by any Agent or the Arranger to any Lender or Issuing Bank as to any matter, including whether any Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and Issuing Bank represents to each Agent and the Arranger that it has, independently and without reliance upon any Agent, the Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, the Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or the value of the Collateral or other Properties of Borrower or any other Person which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.  Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing.  Each Lender and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
Section 8.08No Other Duties.  Anything herein to the contrary notwithstanding, none of Administrative Agent nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or Issuing Bank hereunder.
Section 8.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any other Obligated Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C

Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or such Obligated Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Bank and Administrative Agent under Section 9.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 9.03.

Section 8.10Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-

sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.11Erroneous Payments.
(a)If Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from

Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 8.11(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender or Issuing Bank hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower; provided, that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), Borrower for the purpose of a payment on the Obligations.
(e)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.12Collateral and Guaranty Matters.
(a)The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:
(i)to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and Issuing Bank shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by Required Lenders or all Lenders, as applicable, under Section 9.02;
(ii)to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 6.02; and
(iii)to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

(b)Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Obligated Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 8.13Bank Product Agreements.  No Bank Product Provider who obtains the benefits of Section 7.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to,

Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider.  Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and Issuing Bank shall have been made).
Article IX

MISCELLANEOUS
Section 9.01Notices; Public Information.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:
(i)if to Borrower:

Orion Group Holdings, Inc.
2940 Riverby Road, Suite 400
Houston, Texas 77020
Attention: E. Chipman Earle
Email: eearle@orn.net

with a copy (which shall not constitute notice):

Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170
Attention: Amy Scafidel
Email: ascafidel@joneswalker.com

(ii)if to UMB Bank, N.A., in its capacity as Administrative Agent or Issuing Bank:

UMB Bank, N.A.
5950 Berkshire Lane, Suite 1600
Dallas, Texas 75225
Attention: Brandon Dinwiddie
Email: Brandon.Dinwiddie@umb.com

with a copy (which shall not constitute notice):

Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75021
Attention: Justin Shipley
Email: jshipley@jw.com

(iii)if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to Issuing Bank and the other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
Section 9.02Waivers; Amendments.
(a)No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by Administrative Agent, Issuing Bank or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of Administrative Agent, Issuing Bank and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders and Issuing Bank; provided, that the foregoing shall not prohibit (i) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) Issuing Bank or each Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or a Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii)  any Lender or Issuing Bank from exercising setoff rights in accordance with Section 9.09 (subject to the terms of Section 2.15) or (iv) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to Administrative Agent pursuant to Section 6.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender or Issuing Bank may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)Amendments, Etc.  Except as otherwise expressly set forth in this Agreement (including Section 2.11(e) and Section 2.24), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing executed by Borrower and the Required Lenders, and acknowledged by Administrative Agent, or by Borrower and Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:
(i)extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);
(ii)reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided, that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);
(iii)postpone any date scheduled for any payment of principal of, or interest on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;
(iv)change Section 2.14(b) or Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby or change Section 7.02, in each case, without the written consent of each Lender directly and adversely affected thereby;
(v)waive any condition set forth in Section 4.01 without the written consent of each Lender;
(vi)change Section 2.05(d) in a manner that would permit the expiration date of any Letter of Credit to occur after the Revolving Commitment Termination Date without the written consent of each Revolving Lender;
(vii)change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (but (A) any change to the definition of “Required Revolving Lenders” shall only require the written consent of each Lender with Revolving Credit Exposure or a Revolving Commitment at such time, (B) any change to the definition of “Required Equipment Term Loan Lenders” shall only require the written consent of each Lender with Equipment Term Loan Exposure or an Equipment Term Loan Commitment at such time, and (C) and any change to the definition of “Required Acquisition Term Loan Lenders” shall only require the written consent of each Lender with Acquisition Term Loan Exposure or an Acquisition Term Loan Commitment at such time);
(viii)amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under the Revolving Facility and does not directly affect the rights or duties of the Lenders under the Equipment Term Loan Facility or Acquisition Term Loan Facility without the written consent of the Required Revolving Lenders;
(ix)amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under the Equipment Term Loan Facility and does not directly affect the rights or duties of the Lenders under the Revolving Facility or the Acquisition Term Loan Facility without the written consent of the Required Equipment Term Loan Lenders;
(x)amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under the Acquisition Term Loan Facility and does not directly affect the rights or duties of the Lenders under the Revolving Facility or the Equipment Term Loan Facility without the written consent of the Required Acquisition Term Loan Lenders;
(xi)release any material Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender; or
(xii)except as otherwise expressly provided in any such definition, amend the definition of “Borrowing Base” or “Eligible Equipment” (or any defined terms used in any such definition);

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) Administrative Agent, unless in writing executed by Administrative Agent, (B) Issuing Bank, unless in writing executed by Issuing Bank and (C) any Swingline Lender, unless in writing executed by such Swingline Lender, in each case in addition to Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, (i) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite number of percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at such time and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Administrative Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by Issuing Bank (solely to the extent such provision affects or may affect it in its capacity as Issuing Bank) or the Required Lenders to Administrative Agent within ten (10) Business Days following receipt of notice thereof.

Section 9.03Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of any Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or Issuing Bank (including the documented fees, charges and disbursements of any counsel for Administrative Agent, any Lender or Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by Borrower.  Borrower shall

indemnify Administrative Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the REASONABLE AND DOCUMENTED fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or Administrative Agent in their capacities as such and other than claims with respect to a Letter of Credit brought by one Indemnitee against another Indemnitee acting in a different capacity or role with respect to such Letter of Credit such as an issuing bank as opposed to an advising bank, confirming bank, negotiating bank or transferring bank).  Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to Issuing Bank or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Issuing Bank or such Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14(e).  EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.
(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Agent (and any sub-agent thereof), any Lender, any Swingline Lender, and Issuing Bank, and any Related Party of any of the foregoing Persons (each such Person being called an “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments.  All amounts due under this Section shall be payable not later than 10 days after demand therefor.
(f)Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 9.04Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent, Issuing Bank and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its applicable Commitment and the applicable Loans at the time owing to it); provided, that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment or the applicable Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Loan or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of any Facility;

(B)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments in respect of the Revolving Facility, (y) assignments in respect of the Equipment Term Loan Facility to a Person that is not an Equipment Term Loan Lender, an Affiliate of an Equipment Term Loan Lender or an Approved Fund (with respect to an Equipment Term Loan Lender) or (z) assignments in respect of the Acquisition Term Loan Facility to a Person that is not an Acquisition Term Loan Lender, an Affiliate of an Acquisition Term Loan Lender or an Approved Fund (with respect to an Acquisition Term Loan Lender); and
(C)the consent of Issuing Bank and Swingline Lender shall be required for any assignment in respect of the Revolving Facility.
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable, in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, Issuing Bank and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and Issuing Bank and each Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower, Issuing Bank or Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its applicable Commitment or the applicable Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b).  Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of

Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05Survival.  All covenants, agreements, representations and warranties made by Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or been terminated.  The provisions of Sections 2.16, 2.17, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, Issuing Bank or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.
Section 9.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, Issuing Bank or any such branch or Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Bank or their respective branches or Affiliates, irrespective of whether or not such Lender, Issuing Bank, branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, Issuing Bank and their respective branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective branches and Affiliates may have.  Each Lender and Issuing Bank agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09Governing Law; Jurisdiction; Etc.
(a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas; except to the extent the laws of any jurisdiction where Collateral is located require application of such laws with respect to such Collateral.
(b)Jurisdiction.  Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court for the Northern District of Texas sitting in Dallas County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall (i) affect any right that Administrative Agent, any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)Waiver of Venue.  Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 9.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, the Lenders and Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Contract or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender, Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than Borrower that is not known to be subject to a confidentiality obligation to Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from Borrower or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement.  In addition, Administrative Agent, Issuing Bank and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent or Issuing Bank or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided, that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13PATRIOT Act.  Each Issuing Bank or Lender subject to the PATRIOT Act hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Issuing Bank or Lender to identify Borrower in accordance with the PATRIOT Act.
Section 9.14Interest Rate Limitation.
(a)Generally.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees,

charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person.  Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
(b)Texas Provisions.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to any Loan or other Obligation.  To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Loan or other Obligation, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303.  To the extent United States federal law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, such Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate.  Additionally, to the extent permitted by Applicable Law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other Applicable Law by giving notice, if required, to Borrower as provided by Applicable Law now or hereafter in effect.
Section 9.15Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, Issuing Bank or any Lender, or Administrative Agent, Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 9.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between Borrower and its Subsidiaries and any Arranger, Administrative Agent, Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, Administrative Agent, Issuing Bank, any Swingline Lender or any Lender has advised or is advising Borrower or any

Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Arranger, Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders, on the other hand, (iii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, Administrative Agent, Issuing Bank, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person; (ii) none of the Arranger, Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and none of the Arranger, Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by Law, Borrower hereby waives and releases any claims that it may have against any of the Arranger, Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.17Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 9.18Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-

Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.19Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent and such Lender.
Section 9.20Commodity Exchange Act Keepwell Provisions.  Borrower hereby guarantees the payment and performance of all Obligations of each Obligated Party (other than such Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Obligated Party (other than such Borrower) in order for such Obligated Party to honor its obligations under the Guaranty or any other Loan Document to which it is a party, including Swap Obligations (provided, however, that such Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, as it relates to such other Obligated Parties, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of Borrower under this Section shall remain in full force and effect until the Obligations are paid in full to Lenders, Administrative Agent and all other Secured Parties, and all of the Commitments are terminated.  Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligated Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 9.21NOTICE OF FINAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

ORION GROUP HOLDINGS, INC.,

a Delaware corporation

By: /s/ Alison G. Vasquez

Name:  Alison G. Vasquez

Title:  Executive Vice President, Chief Financial Officer

and Treasurer

ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:

UMB BANK, N.A.,

a national banking association

By: /s/ Brandon Dinwiddie

Name:  Brandon Dinwiddie

Title:  Senior Vice President

LENDER:

BANK OZK

By: /s/ Devon Graham

Name:  Devon Graham

Title:  Senior Vice President

SCHEDULE 2.01
COMMITMENTS AND LENDERS

Name of Lender	Revolving Commitment	Equipment Term Loan Commitment	Acquisition Term Loan Commitment	Applicable Percentage
UMB Bank, N.A.	$40,000,000.00	$13,333,333.33	$26,666,666.67	66.666667%
Bank OZK	$20,000,000.00	$6,666,666.67	$13,333,333.33	33.333333%
TOTAL	$60,000,000.00	$20,000,000.00	$40,000,000.00	100.000000%